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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

KEMET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

June 28, 2010

Dear Stockholder:

        You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the "Annual Meeting") which will be held on Wednesday, July 28, 2010, at 10:30 a.m., local time, at the Westin Poinsett Hotel, 120 South Main Street, Greenville, South Carolina.

        The notice of meeting, proxy statement and proxy are included with this letter. The matters listed in the notice of meeting are more fully described in the proxy statement.

        It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,

Frank G. Brandenberg Chairman of the Board of Directors

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2010 annual meeting of stockholders (the "Annual Meeting") of KEMET Corporation (the "Corporation") will be held on Wednesday, July 28, 2010, at 10:30 a.m., local time, at the Westin Poinsett Hotel, 120 South Main Street, Greenville, South Carolina, to consider and take action with respect to the following matters:

  1)
  The election of two directors, each for a three-year term or until his successor is duly elected and qualified.

  2)
  The ratification of the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm for the fiscal year ending March 31, 2011.

  3)
  The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        Holders of record of the Corporation's Common Stock at the close of business on June 9, 2010, are entitled to receive notice of and to vote on all matters presented at the meeting and at any adjournments or postponements thereof.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on July 28, 2010:

        The Proxy Statement and Annual Report are available at http://www.kemet.com/proxymaterials.

By order of the Board of Directors,

R. James Assaf Secretary
June 28, 2010

        Whether or not you plan to attend the meeting in person and regardless of the number of shares you own, please mark, sign and date the enclosed proxy and mail it promptly in the envelope provided to ensure that your shares will be represented. You may nevertheless vote in person if you attend the Annual Meeting. In addition, your proxy is revocable at any time before it is voted by written notice to the Secretary of the Corporation or by delivery of a later-dated proxy.

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

PROXY STATEMENT

2010 Annual Meeting of Stockholders
July 28, 2010

        This proxy statement is being furnished to the holders of common stock, par value $0.01 per share (the "Common Stock"), of KEMET Corporation (the "Corporation") in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the "Board of Directors" or "Board") for the 2010 annual meeting of stockholders (the "Annual Meeting") to be held on July 28, 2010, at the Westin Poinsett Hotel, 120 South Main Street, Greenville, South Carolina, and at any adjournments or postponements thereof.

        This proxy statement, the enclosed proxy and the Corporation's 2010 annual report to stockholders ("Annual Report") are being mailed on or about June 30, 2010 to holders of record of Common Stock at the close of business on June 9, 2010.

        When you sign and return the enclosed proxy, the individuals identified as proxies thereon will vote the shares represented by the proxy in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote the shares represented thereby FOR the election of each of the directors described herein, FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2011 and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in accordance with the recommendation of the Corporation's management.

        Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Corporation prior to the Annual Meeting or by submission of a later-dated proxy.

        Each outstanding share of Common Stock entitles the holder thereof to one vote. On June 9, 2010, the record date, there were 81,135,009 shares of Common Stock outstanding. The presence in person or by proxy of a majority of such shares of Common Stock shall constitute a quorum. Pursuant to Delaware law, abstentions are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum. Under Delaware law, broker "non-votes" are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

        Each director nominee shall be elected to the Board of Directors by vote of the majority of the votes cast with respect to that director nominee's election at any meeting for the election of directors at which a quorum is present. The Amended and Restated By-laws of the Corporation provide that a majority of the votes cast means the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee. The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending March 31, 2011. Abstentions will have no effect on the election of directors or ratification of Ernst & Young LLP as the independent registered public accounting firm since only votes "For" or "Against" each such proposal will be counted. On the other hand, shares resulting in broker "non-votes," if any, while present at the meeting are not entitled to vote for such matter and will have no effect on the outcome of the vote.

 PROPOSAL TO ELECT TWO DIRECTORS

        The Corporation's Restated Certificate of Incorporation provides that the Board of Directors will consist of not more than nine nor fewer than three directors with the number of directors to be established by the Board of Directors by resolution.

        The Board of Directors is currently comprised of eight directors divided into three classes (Messrs. Paul and Swann 2010; Messrs. Brandenberg, Borruso and Maddrey 2011; and Dr. Backes, Messrs. Bedi and Loof 2012). The term of each class expires in different years. The nominees for election to the Board of Directors this year are Robert G. Paul and Joseph D. Swann, both of whom are currently directors of the Corporation, and each of whom has been nominated to serve for a three-year term or until his successor is duly elected and qualified. The Board of Directors expects the nominees named above to be available for election. In case the nominees are not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors.

        Provided that a quorum is present, each director nominee will be elected at the Annual Meeting by a majority of the votes cast with respect to that director nominee's election. The Amended and Restated By-laws of the Corporation provide that a majority of the votes cast means the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee. There is no right to cumulative voting as to any matter, including the election of directors.

        The following sets forth, among other matters, information as to each continuing director and each nominee for director: (i) their age, as of June 9, 2010; (ii) all positions and offices with the Corporation; (iii) principal occupation and employment during the past five years; (iv) current directorships of publicly-held companies or registered investment companies; (v) other previous directorships of publicly-held companies or registered investment companies during the past five years; (vi) period of service as a director of the Corporation; and (vii) particular experience, qualifications, attributes or skills, beyond those described above, which led to the Corporation's Board of Directors to conclude that such director or nominee for director should serve as a director of the Corporation.

        The Board of Directors recommends a vote "FOR" the re-election of each of Messrs. Paul and Swann to the Board of Directors, each to serve for a three-year term or until his successor is duly elected and qualified.

Nominees for Board of Directors

        Robert G. Paul, 68, Director, was named such in July 2006. Mr. Paul is the former President of the Base Station Subsystems Unit of Andrew Corporation, a global designer, manufacturer, and supplier of communications equipment, services, and systems, from which he retired in March 2004. From 1991 through July 2003, he was President and Chief Executive Officer of Allen Telecom Inc. which was acquired by Andrew Corporation during 2003. Mr. Paul joined Allen Telecom in 1970 where he built a career holding various positions of increasing responsibility including Chief Financial Officer. Mr. Paul also serves on the board of directors and audit committees for Rogers Corporation and Comtech Telecommunications Corp. He earned a Bachelor of Science degree in Mechanical Engineering from the University of Wisconsin-Madison and a Masters of Business Administration degree from Stanford University. The Corporation's Board of Directors believes that it benefits from Mr. Paul's extensive experience in the communications industry, one of the primary market segments into which the Corporation sells its products. Mr. Paul's strong financial background adds accounting expertise to both the Corporation's Board of Directors and its Audit Committee. In addition, Mr. Paul's experience running a public company with markets throughout the world and manufacturing plants in Europe, Asia and the Americas provides a strong fit with KEMET's global markets and operations.

        Joseph D. Swann, 68, Director, was named such in October 2003. Mr. Swann is the retired President of Rockwell Automation Power Systems, where he also served in a dual capacity as Senior

Vice President of Rockwell Automation (the parent corporation of Rockwell Automation Power Systems) from 2000 to January 2007. Mr. Swann serves as non-executive Chairman of Integrated Power Services, LLC, a private company, and has been a member of the Clemson University Board of Trustees since 1990, where he serves on the Executive and Audit, Student Affairs, Research and Economic Development committees and is Chair of the University's Compensation Committee. He earned a Bachelor of Science degree in Ceramic Engineering from Clemson University and a Masters of Business Administration degree from Case Western Reserve University. The Corporation's Board of Directors believes that it benefits from Mr. Swann's extensive experience in international manufacturing, marketing and sales, which has included positions in materials management, production control, quality, manufacturing and manufacturing engineering involving facilities in the United States, Mexico, China and Germany, as well as the position of plant controller for three plants at various times, culminating in his executive positions with Rockwell Automation.

Continuing Directors

        Frank G. Brandenberg, 63, Chairman and Director, was named such in October 2003. Before his retirement in 2003, Mr. Brandenberg was a Corporate Vice President and Sector President of Northrop Grumman Corporation from July 2001 to December 2003. Prior to joining Northrop, he previously spent 28 years at Unisys where his last position was Corporate Vice President and President, Client/Server Systems, and then later served as the President and Chief Executive Officer of EA Industries, Inc. Mr. Brandenberg served as a director of American Mold Guard, Inc. from April 2006 to April 2008. He received a Bachelor of Science degree in Industrial Engineering and a Masters of Science degree in Operations Research from Wayne State University and completed the Program for Management Development at the Harvard Business School. The Corporation's Board of Directors believes that it benefits from Mr. Brandenberg's experience with leading companies in the military/aerospace and computer-related industries, significant market segments into which the Corporation sells its products.

        Joseph V. Borruso, 70, Director, was named such in March 2008. Mr. Borruso is currently the President of AOEM Consultants, LLC and has served in such capacity since July 2005. He served as President and Chief Executive Officer of Hella North America, a manufacturer of automotive lighting and electronics, from 1999 through his retirement in May 2005. Prior thereto, Mr. Borruso served in various senior management positions, most recently as Executive Vice President of Sales, for the Bosch Automotive Group N.A. from 1983 to 1999. The Corporation's Board of Directors believes that it benefits from Mr. Borruso's extensive experience in the automotive supplier industry, a key market segment into which the Corporation sells its products. In addition, Mr. Borruso's international experience while at Bosch Automotive Group N.A. and Hella North America provides value from a global business perspective.

        E. Erwin Maddrey, II, 69, Director, was named such in May 1992. Mr. Maddrey is President of Maddrey and Associates and has served in such capacity since July 2000. Mr. Maddrey was President, Chief Executive Officer, and a Director of Delta Woodside Industries, a textile manufacturer, from 1984 through June 2000. Prior thereto, Mr. Maddrey served as President, Chief Operating Officer, and Director of Riegel Textile Corporation. Mr. Maddrey also serves on the board of directors for Blue Cross/Blue Shield of South Carolina and Delta Apparel Company. The Corporation's Board of Directors believes that it benefits from the broad expertise acquired by Mr. Maddrey as an officer and director in a variety of for-profit and not-for-profit organizations, including extensive financial experience which allows Mr. Maddrey to serve effectively as the Chairman of the Corporation's Audit Committee.

        Dr. Wilfried Backes, 67, Director, was named such in March 2008. Dr. Backes served as Executive Vice President and Chief Financial Officer of EPCOS AG, a major publicly traded passive electronic components company headquartered in Germany, from 2002 through his retirement in 2006.

Dr. Backes previously served as Executive Vice President, Chief Financial Officer and Treasurer of Osram Sylvania, Inc. from 1992 to 2002. Prior to that time, Dr. Backes held various senior management positions with Siemens AG including the position of President and Chief Executive Officer of Siemens Components, Inc. from 1989 to 1992. He received Diplom-Volkswirt and Dr. rer. pol. Degrees from Rheinische Friedrich-Wilhelms-Universität in Bonn, Germany. The Corporation's Board of Directors believes that it benefits from Dr. Backes' international experience within the electronic components industry, as well as his experience in the industrial/lighting industry, the Corporation's largest market segment into which it sells its products. In addition, Dr. Backes' strong financial background adds accounting expertise to both the Corporation's Board of Directors and its Audit Committee.

        Gurminder S. Bedi, 62, Director, was named such in May 2006. Mr. Bedi served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served in a variety of other managerial positions at Ford Motor Company for more than thirty years. He currently serves on the board of directors of Compuware Corporation. He earned a Bachelor of Science degree in Mechanical Engineering from George Washington University and a Masters of Business Administration degree from the University of Detroit. The Corporation's Board of Directors believes that it benefits from Mr. Bedi's strong technical background, as well as his extensive experience with Ford Motor Company, a global leader in the automotive industry, a key market segment into which the Corporation sells its products.

        Per-Olof Loof, 59, Chief Executive Officer and Director, was named such in April 2005. Mr. Loof was previously the Managing Partner of QuanStar Group, LLC, a management consulting firm and had served in such capacity since December 2003. Prior thereto, he served as Chief Executive Officer of Sensormatic Electronics Corporation and in various management roles with Andersen Consulting, Digital Equipment Corporation, AT&T and NCR. Mr. Loof serves as a board member of Global Options, Inc., a NASDAQ Corporation. Mr. Loof also serves on several charity boards including Boca Raton Community Hospital and the International Centre for Missing & Exploited Children. He received a "civilekonom examen" degree in economics and business administration from the Stockholm School of Economics. The Corporation's Board of Directors believes that it benefits from Mr. Loof's successful management experience with leading global companies, including his leadership of Sensormatic Electronics Corporation, a New York Stock Exchange company until its acquisition by Tyco International Ltd. in 2001.

        There are no family relationships among the Corporation's directors or executive officers.

Information about the Board of Directors

        The Board of Directors held fifteen meetings (exclusive of committee meetings) during the fiscal year ended March 31, 2010. Each current director attended at least 75% of the number of meetings that they were eligible to attend held during the fiscal year ended March 31, 2010 of the Board of Directors and all committees on which such director served. The Board of Directors has not adopted a formal policy with respect to directors' attendance at annual meetings of the stockholders of the Corporation. Chairman Brandenberg, Dr. Backes and Messrs. Borruso, Loof, Maddrey, Paul and Swann were in attendance at the 2009 Annual Meeting of Stockholders. In accordance with the Corporation's Corporate Governance Guidelines, Frank G. Brandenberg, as Chairman of the Board, presided over all regularly scheduled executive sessions of the non-management directors of the Corporation. The Board of Directors has established the following permanent committees, the functions and current members of which are noted below. All of the committees of the Board of Directors operate under charters, current copies of which can be found on our website at http://www.kemet.com under "Investor Relations" where you can click on the "Corporate Governance" link for each of the committee charters.

        Audit Committee.    The Audit Committee of the Board of Directors currently consists of the following independent, non-management directors: Mr. Maddrey (Chairman of the Audit Committee),

Dr. Backes and Messrs. Borruso and Paul. Mr. Maddrey is the Corporation's "audit committee financial expert" serving on the Audit Committee within the meaning of the Securities and Exchange Commission (the "SEC") rules and regulations. In addition, Dr. Backes and Messrs. Borruso and Paul also have prior financial statement experience, having served as either chief executive officer or chief financial officer of one or more of their respective prior companies. Mr. Maddrey has served on audit committees with other companies, and Mr. Paul currently serves on the audit committees of Rogers Corporation and Comtech Telecommunications Corp. The Audit Committee, among other duties, employs the independent auditors, pre-approves all services performed by the independent auditors, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments, and reviews services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors. The Audit Committee met nine times during the fiscal year ended March 31, 2010. All members of the Audit Committee are independent as defined in the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended ("Exchange Act"), and the listing rules of the NYSE Amex. As announced on June 21, 2010 the Corporation's common stock was approved for listing on the NYSE Amex. Trading commenced on the NYSE Amex on Tuesday, June 22, 2010 under the ticker symbol 'KEM' (NYSE Amex: KEM).

        Compensation Committee.    The Compensation Committee of the Board of Directors currently consists of Messrs. Swann (Chairman of the Compensation Committee), Bedi, Borruso and Paul. All members of the Compensation Committee are independent within the meaning of the listing rules of the NYSE Amex. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants all options to purchase Common Stock of the Corporation. The Compensation Committee met nine times during the fiscal year ended March 31, 2010.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Mr. Bedi (Chairman of the Nominating and Corporate Governance Committee), Dr. Backes, Messrs. Maddrey and Swann, all of whom are independent, within the meaning of the listing rules of the NYSE Amex. The Nominating and Corporate Governance Committee is authorized to review the Corporation's governance practices, including the composition of the Board, and to make recommendations to the Board concerning nominees for election as directors, including nominees recommended by stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporation's Corporate Secretary in writing with supporting material that the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Corporation's By-laws relating to stockholder nominations. The Nominating and Corporate Governance Committee met four times during the fiscal year ended March 31, 2010.

        Once the Nominating and Corporate Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines that additional consideration is warranted, it will engage a third-party search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against certain standards and qualifications. The Nominating and Corporate Governance Committee selects individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Corporation's stockholders. In addition, pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee evaluates the prospective nominee against a set of criteria for Board membership which includes factors relating to business experience, diversity, occupation, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee determines the nominees who it will recommend to the Board.

        Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee periodically reviews the director recruitment and selection process to insure that diversity remains a component of any director search. The Nominating and Corporate Governance Committee conducts an annual assessment of its performance pursuant to the Nominating and Corporate Governance Committee Charter's responsibilities and objectives.

        The Board undertook its annual review of director independence in June 2010. During this review, the Board inquired about transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates. The Board also inquired about transactions and relationships between directors or their affiliates and members of the Corporation's senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Based upon the inquiries, there were no transactions to evaluate for inconsistency with independence.

        As a result of this review, the Board affirmatively determined that all of the directors, including the Chairman, Frank G. Brandenberg, are independent of the Corporation and its management within the meaning of the SEC's rules and regulations and the NYSE Amex rules and regulations, with the exception of Mr. Per-Olof Loof, who is considered to be a non-independent director because he is a member of the Corporation's management.

        Board Leadership Structure.    Currently, the positions of Chairman of the Board and Chief Executive Officer of the Corporation are held by separate individuals, with Mr. Loof serving as CEO and Mr. Brandenberg serving as Chairman of the Board. The Board believes that at the current time this structure is best for the Corporation, as it allows Mr. Loof to focus on the Company's strategy, business and operations, while enabling Mr. Brandenberg to assist with Board matters and serve as a liaison between the Board and the Corporation's management.

        Role in Risk Oversight.    As the Corporation's principal governing body, the Board of Directors has the ultimate responsibility for overseeing the Corporation's risk management practices. According to the Corporation's Corporate Governance Guidelines, the Board of Directors' risk responsibilities include monitoring ethical behavior; monitoring compliance with laws and regulations, the Corporation's Code of Business Integrity and Ethics, auditing and accounting principles and the

Corporation's own governing documents; assessing its own effectiveness in fulfilling these and other Board responsibilities; and overseeing the procedures in place to ensure the integrity of the Corporation's financial statements. Certain risk management functions have been delegated to committees of the Board of Directors.

        Pursuant to the Audit Committee Charter, one of the primary roles and responsibilities of the Audit Committee is to monitor the integrity of the Corporation's financial reporting process and systems of internal controls regarding finance, accounting and associated legal compliance. Under the Audit Committee Charter, the Audit Committee will, among other responsibilities and duties:

  •
  Consider and review with management, the internal audit group and the independent public accountants the effectiveness or weakness of the Corporation's internal controls. Develop in consultation with management a timetable for implementing recommendations to correct identified weaknesses.

  •
  Review the coordination between the independent public accountants and internal auditors; review the risk assessment processes, scopes and procedures of the Corporation's internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives as determined by the Corporation's management and approved by the committee; and review the quality and composition of the Corporation's internal audit staff.

  •
  Review management's monitoring of the Corporation's compliance with laws and the Corporation's Code of Business Integrity and Ethics and ensure the management has proper review systems in place to ensure that the Corporation's financial statements, reports and other information disseminated to governmental organizations and the public satisfy legal requirements.

        The Corporation's Chief Compliance Officer provides reports to the Audit Committee concerning activities related to the Corporation's whistleblower hotline and other compliance issues.

        The Compensation Committee reviews the Corporation's compensation policies and practices to ensure that no such practices or policies create a reasonable likelihood of a material adverse effect on the Corporation. Additional information on the process and procedures for executive compensation determinations, including the role of management and compensation consultants, is contained in "Compensation Discussion and Analysis" below. In addition, pursuant to the Compensation Committee Charter, the Compensation Committee provides oversight of the Corporation's safety, health and environmental programs, including a periodic review of accident frequency and severity statistics, programs to promote safe work habits, serious statutory violations or resulting citations, and any potential legal and/or financial liabilities in excess of $100,000 that may exist due to non-compliance with any safety, health or environmental law or regulation.

        On May 3, 2010, the Corporation adopted a new Global Code of Conduct ("Code of Conduct"), effective August 1, 2010, which is applicable to all employees, officers, and directors of the Corporation, including the Corporation's principal executive officer, principal financial officer, principal accounting officer, and controller. The Code of Conduct replaces and substantially elaborates on the Corporation's prior Code of Business Integrity and Ethics. The Code of Conduct addresses, among other things, ethics in the workplace and marketplace, guidance for making decisions and reporting violations of the law and the Code of Conduct, and the importance of protecting the Corporation's assets.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee is or has been an officer or employee of the Corporation, and no executive officer of the Corporation served on the Compensation Committee or board of directors of any entity that employed any member of the Corporation's Compensation Committee or Board of Directors. In addition, no other "compensation committee interlocks" existed during the fiscal year ended March 31, 2010.

Compensation of Directors

        In July 2008, the Board unanimously approved the reduction of director and committee retainer fees by 10% and the reduction of Board meeting attendance fees by 25%. Board members continued to be compensated at such reduced fees through the first six months of fiscal year 2010. For the fiscal year ended March 31, 2010, from April 1, 2009 through September 30, 2009, the Corporation compensated each member of its Board who is not an employee of the Company or its subsidiaries as follows. Each director (other than the Chairman and any employee director) was paid a director's fee at the annual rate of $31,500. The Chairman was paid a director's fee at the annual rate of $54,000. No director who is a full-time employee of the Company was paid an annual director's fee. The Chairman of the Audit Committee of the Board received a retainer at the annual rate of $6,750, and each member of the Audit Committee received a retainer at the annual rate of $4,500. The Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each received a retainer at the annual rate of $4,500, and each member of each of these Committees received a retainer at the annual rate of $2,700. All directors were reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Each director (other than any employee director) received as additional compensation a fee of $1,125 per meeting for attendance at each meeting of the Board and for attendance at each meeting of a committee of the Board.

        Due to the substantially improved operational performance of the Corporation, Board fees were restored to their pre-July 2008 levels for the latter half of fiscal year 2010. Effective October 1, 2009, each director (other than the Chairman and any employee director) was paid a director's fee at the annual rate of $35,000. The Chairman was paid a director's fee at the annual rate of $60,000. No director who is a full-time employee of the Corporation was paid an annual director's fee. The Chairman of the Audit Committee of the Board received an annual retainer of $7,500, and each member of the Audit Committee received an annual retainer of $5,000. The Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each received an annual retainer of $5,000, and each member of each of these Committees received an annual retainer of $3,000. All directors were reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Each director (other than any employee director) received as additional compensation a fee of $1,500 per meeting for attendance at each meeting of the Board and for attendance at each meeting of a committee of the Board.

        In addition, on February 17, 2010, all directors (other than any employee director) received an annual grant of 2,500 shares of restricted stock of the Corporation which vest on February 17, 2011 and cannot be sold until 90 days after the director's service with the Board ends.

Stock Ownership Guidelines

        To directly align the interests of the directors with the interests of the stockholders, the Compensation Committee established guidelines stipulating whereby each director should maintain a minimum ownership interest in the Corporation. Mr. Loof has a target to own and retain a minimum number of shares totaling in value five times his annual base salary. Non-management directors have a target to own and retain a minimum number of shares totaling in value three times their annual retainer. The time period during which such minimum number of shares is to be acquired and retained is targeted five years from the later of (i) April 1, 2006 or (ii) the year in which such director was first elected.

        As persons with access to material non-public information regarding the Corporation, our directors are restricted in their ability to trade our securities in accordance with applicable law and the guidelines contained in our Code of Business Integrity and Ethics.

Stockholder Communication with the Board of Directors

        Stockholders and other parties interested in communicating directly with the Chairman or with the non-management directors as a group may do so by writing to Chairman of the Board of Directors, KEMET Corporation, P.O. Box 5928, Greenville, South Carolina 29606.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, as amended, requires the Corporation's officers, directors and persons who beneficially own more than 10% of a registered class of the Corporation's equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

        Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from April 1, 2009 through March 31, 2010, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, with the following exception: Form 4s relating to the February 17, 2010 Corporation grant to each of the independent directors of 2,500 restricted shares of Corporation common stock pursuant to the Corporation's annual compensation arrangements with the directors were filed after the two business day filing requirement.

Review, Approval or Ratification of Transactions with Related Persons

        Our directors and executive officers (and other employees) are expected to adhere to the Corporation's Code of Business Integrity and Ethics. Our Code of Business Integrity and Ethics is available free of charge on the Corporation's website at http://www.kemet.com under "Investor Relations" where you can click on the link to "Corporate Governance" and the "Code of Business Integrity and Ethics." In the event that any action arises or is proposed that would require a waiver of or a deviation from our Code of Business Integrity and Ethics, or in the event that any actual or potential conflict of interest arises involving any of our directors or executive officers, our policy requires that the matter be reported to the Corporation's management. In the event of such conflicts, the director(s) or officer(s) involved, if any, shall recuse themselves from any decision affecting their personal interests.

        On May 3, 2010, the Corporation adopted a new Global Code of Conduct ("Code of Conduct"), effective August 1, 2010, which is applicable to all employees, officers, and directors of the Corporation, including the Corporation's principal executive officer, principal financial officer, principal accounting officer, and controller. The Code of Conduct replaces and substantially elaborates on the Corporations' prior Code of Business Integrity and Ethics. The Code of Conduct addresses, among other things, ethics in the workplace and marketplace, guidance for making decisions and reporting violations of the law and the Code of Conduct, and the importance of protecting the Corporation's assets. Any amendments to our Code of Business Integrity and Ethics or Code of Conduct or any waivers to either of the foregoing will be disclosed on the Corporation's website within four business days following the date of such amendment or waiver.

        The Corporation entered into a credit facility with K Financing, LLC (the "Amended and Restated Platinum Credit Facility"), an affiliate of Platinum Equity Capital Partners II, L.P. The Amended and Restated Platinum Credit Facility consists of a term loan (the "Platinum Term Loan"), a line of credit loan (the "Platinum Line of Credit Loan") and a working capital loan ("Platinum Working Capital Loan") among K Financing, LLC ("K Financing"), the Corporation and certain of the Corporation's subsidiaries.

        In connection with the Amended and Restated Platinum Credit Facility, the Corporation granted K Financing a warrant to purchase up to 80,544,685 shares of the Corporation's Common Stock, representing up to 49.9% of the Corporation's outstanding Common Stock; the warrant was subsequently transferred to K Equity, LLC ("K Equity"), an affiliate of K Financing. As a result, K Equity and certain of its affiliates are deemed to be beneficial owners of the Corporation's securities as well as "related persons" as holders of securities covered by Item 403(a) of Regulation S-K.

        In connection with the Amended and Restated Platinum Credit Facility, the Corporation entered into a Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC ("Platinum Advisors"), an affiliate of K Equity, for a term of the later of (i) June 30, 2013 and (ii) the termination of the Amended and Restated Platinum Credit Facility, pursuant to which the Corporation will pay an annual fee of $1.5 million to Platinum Advisors for certain advisory services. In addition, the Amended and Restated Platinum Credit Facility includes various fees totaling $0.7 million per year for administration and collateral management, and the Corporation incurs a fee of 1% per annum for unused capacity under the Platinum Line of Credit Loan and the Platinum Working Capital Loan.

 PROPOSAL TO RATIFY APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors, upon recommendation by the Audit Committee, has appointed Ernst & Young LLP as the independent registered public accounting firm to examine the financial statements of the Corporation for the fiscal year ending March 31, 2011 and to perform other appropriate accounting services.

        A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. As discussed below, prior to the Audit Committee's appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm, KPMG LLP ("KPMG") served as the Corporation's independent public accountants. During the fiscal year ended March 31, 2010, Ernst & Young LLP served as the Corporation's independent registered public accounting firm and also provided certain tax and other audit-related services. See "Audit and Non-Audit Fees" on page 44. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the meeting, other independent registered public accounting firms will be considered by the Board of Directors upon recommendation by the Audit Committee. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Corporation and its stockholders.

        The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm for the fiscal year ending March 31, 2011.

Change in Accountants

        As previously disclosed, effective August 21, 2009, the Corporation dismissed KPMG as the independent registered public accounting firm of the Corporation and certain of its subsidiaries, and Deloitte & Touche S.p.A. ("Deloitte") as the independent registered public accounting firm of Arcotronics Italia S.p.A. and its direct subsidiaries ("Arcotronics"). (Arcotronics Italia S.p.A. is a wholly-owned subsidiary of KEMET Electronics Corporation, which is a wholly-owned subsidiary of the Corporation.) Following such dismissal, the Corporation engaged Ernst & Young LLP as the independent registered public accounting firm for the Corporation and all of its subsidiaries, including Arcotronics and its direct subsidiaries, for the fiscal year ending March 31, 2010. The decision to dismiss KPMG and Deloitte was made by the Audit Committee of the Board of Directors, in accordance with the Charter of the Audit Committee. The Board of Directors of the Corporation also approved the changes in independent registered public accounting firms.

        The audit reports of KPMG on the Corporation's consolidated financial statements as of and for the years ended March 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

        KPMG's report on the consolidated financial statements of the Corporation and subsidiaries as of and for the years ended March 31, 2009 and 2008, contained a separate paragraph stating that "the Company has experienced a decline in net sales, profitability and liquidity during the year ended March 31, 2009. As discussed further in Note 2a, the Company currently forecasts that it will meet the financial covenants required by its debt agreements with lenders at each of the measurement dates during fiscal year 2010. Given the degree of uncertainty with respect to the near-term outlook for the global economy and the possible effects on the Company's operations, there is significant uncertainty as to whether the Company's forecasts will be achieved. Furthermore, the Company currently anticipates that it will continue to experience severe pressure on its liquidity during fiscal year 2010. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2a to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

        KPMG's audit reports for the fiscal years ended March 31, 2009 and 2008 excluded the audit of Arcotronics. Arcotronic's total assets constituted approximately 20 percent and 28 percent in fiscal years 2009 and 2008, respectively, of the related consolidated total assets. The total net sales of Arcotronics constituted approximately 19 percent and 10 percent in fiscal years 2009 and 2008, respectively, of the related consolidated net sales.

        The audit reports of KPMG on the effectiveness of internal control over financial reporting as of March 31, 2009 and 2008 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG's report indicates that the Corporation did not maintain effective internal control over financial reporting as of March 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to policies ensuring the involvement of personnel with sufficient U.S. generally accepted accounting principles expertise at foreign subsidiaries has been identified and included in management's assessment.

        During the two fiscal years ended March 31, 2009, and the subsequent interim period through August 21, 2009, there were no (1) disagreements with KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with their opinion or (2) reportable events, except that as of March 31, 2008 KPMG advised the Corporation of the material weakness described in the preceding paragraph.

        The Corporation provided KPMG with the above disclosure and requested KPMG to furnish it a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter, dated August 26, 2009, was filed as Exhibit 16.1 to the Corporation's Form 8-K dated August 21, 2009.

        Subsequently, the Corporation initiated a number of changes in its internal controls to remediate this material weakness. Based on the implementation of the additional internal controls and the subsequent testing of those internal controls for a sufficient period of time, management concluded that as of March 31, 2009 the material weakness has been remediated and that the Corporation's internal control over financial reporting is now effective.

        The reports of Deloitte on Arcotronics' financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that Deloitte's report on Arcotronics' financial statements for the year ended March 31, 2009 contained an explanatory paragraph indicating that substantial doubt exists about Arcotronics' ability to continue as a going concern.

        In connection with the audits of Arcotronics' financial statements for each of the two fiscal years ended March 31, 2009 and March 31, 2008, and in the subsequent interim period through August 21, 2009, there were no disagreements with Deloitte on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Deloitte would have caused Deloitte to make reference to the matter in their report. The Corporation has provided Deloitte with a copy of the above disclosure and requested Deloitte to furnish it a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter, dated August 26, 2009 was filed as Exhibit 16.2 to the Corporation's Form 8-K dated August 21, 2009.

        During the years ended March 31, 2009 and 2008 and through August 21, 2009, neither the Corporation nor Arcotronics nor anyone acting on their behalf consulted Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Corporation's or Arcotronics' consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(1)(iv) and (v) of Regulation S-K.

 SECURITY OWNERSHIP

        As of June 9, 2010, the Corporation's issued and outstanding Common Stock consisted of 81,135,009 shares of Common Stock. The following information with respect to the outstanding shares of Common Stock beneficially owned by each director and nominee for director of the Corporation, each "named executive officer," the directors and executive officers as a group, and all beneficial owners of more than 5% of the Common Stock known to the Corporation is furnished as of June 9, 2010. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name.

Directors, Named Executive Officers and 5% Stockholders(1)	Number of Shares Beneficially Owned	Percent of Class
Per-Olof Loof(2)(3)	752,618	*
William M. Lowe, Jr.(2)(4)	300,000	*
Conrado Hinojosa(2)(5)	96,511	*
Marc Kotelon(2)(6)	89,894	*
Charles Meeks, Jr.(2)(7)	96,511	*
Dr. Wilfried Backes(2)	5,000	*
Gurminder S. Bedi(2)	10,000	*
Joseph V. Borruso(2)	18,600	*
Frank G. Brandenberg(2)	37,575	*
E. Erwin Maddrey, II(2)	16,287	*
Robert G. Paul(2)	16,000	*
Joseph D. Swann(2)	112,287	*
All Directors and Executive Officers as a group (18 persons)(8)	1,954,931	2.4%
Alonim Investments Inc.(9)	4,150,000	5.1%
Berg & Berg Enterprises, LLC(10)	6,860,373	8.5%
K Financing, LLC(1)	80,544,685	49.8%

*
Percentage of shares beneficially owned does not exceed one percent of class.

(1)
This reflects the issuance of a warrant on June 30, 2009 to initially purchase 80,544,685 shares of the Corporation's Common Stock (the "Closing Warrant") to K Financing, LLC, an affiliate of Platinum Equity Capital Partners II, L.P., pursuant to the terms of the Amended and Restated Credit Agreement among K Financing, LLC, the Corporation and certain of the Corporation's subsidiaries. The Closing Warrant has not been exercised, however it is exercisable.

(2)
The address of these individuals is c/o KEMET Corporation, P.O. Box 5928, Greenville, South Carolina 29606.

(3)
Includes a grant of restricted stock of 50,000 shares with a net share settlement of 12,500 shares deducted by the Corporation to satisfy Federal withholding tax obligations.

(4)
The amount shown includes 100,000 shares subject to currently exercisable options.

(5)
The amount shown includes 90,000 shares subject to currently exercisable options. Includes a grant of restricted stock of 8,682 shares with a net share settlement of 2,171 shares deducted by the Corporation to satisfy Federal withholding tax obligations.

(6)
The amount shown includes 72,500 shares subject to currently exercisable options.

(7)
The amount shown includes 82,500 shares subject to currently exercisable options. Includes a grant of restricted stock of 8,682 shares with a net share settlement of 2,171 shares deducted by the Corporation to satisfy Federal withholding tax obligations.

(8)
The amount shown includes 623,750 shares subject to currently exercisable options.

(9)
According to a Schedule 13G filed with the SEC on February 13, 2009 by Alonim Investments Inc. ("Alonim"), as of March 31, 2008, Alonim is the beneficial owner of 4,150,000 shares, as to which it has sole voting power for 4,150,000 shares and sole dispositive power for 4,150,000 shares. Alonim's address is 237 Hymus Blvd., City of Pointe Claire, Quebec, Canada H9R 5C7.

(10)
According to a Schedule 13G/A filed with the SEC on February 10, 2010 by Berg & Berg Enterprises, LLC ("BBE"), as of December 31, 2009, BBE is the beneficial owner of 6,860,373 shares, as to which it has sole voting power for 6,860,373 shares and sole dispositive power for 6,860,373 shares. BBE's address is 10050 Bandley Drive, Cupertino, CA 94014.

        As mentioned above, on June 30, 2009, the Corporation issued a warrant to K Financing, an affiliate of Platinum Equity Capital Partners, II, L.P. pursuant to the terms of our Amended and Restated Credit Agreement to purchase up to 80,544,685 shares of our Common Stock. This warrant was subsequently transferred to K Equity, LLC ("K Equity"), an affiliate of K Financing. Upon exercise of the warrant, K Equity may own up to approximately 49.9% of our Common Stock. As a result, K Equity would have significant influence over our management and affairs, and would be able to control virtually all matters requiring approval by the stockholders, including the vote to approve members of our board of directors. For additional information regarding the terms of the Closing Warrant (including potential adjustments to the number of shares issuable under such warrant), please see the Corporation's Form 8-K filed with the SEC on June 30, 2009.

 EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

        The Compensation Committee of the Board of Directors (for purposes of this analysis, the "Committee") has responsibility for establishing, implementing and continually monitoring adherence with the Corporation's compensation philosophy. The Committee ensures that the total compensation paid to the Corporation's executive officers is fair, reasonable and competitive, and has a strong correlation between demonstrated financial performance and stockholder value.

        Throughout this proxy statement, we refer to the individuals who served as the Corporation's Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") during the fiscal year ended March 31, 2010, as well as the other individuals included in the Summary Compensation Table as the Corporation's "named executive officers."

Compensation Program Philosophy and Objectives

        The Corporation's executive compensation program focuses on closely aligning compensation paid to its executive officers with the performance of the Corporation on both a short-term and long-term basis and assisting the Corporation in attracting and retaining the necessary talent needed. The Corporation's compensation objectives are to provide all employees with base salaries and benefits that are commensurate with the job position, internally equitable and externally competitive within the markets the Corporation competes for talent, including the electronics industry and the local communities in which the Corporation resides. With respect to incentive compensation, the Corporation's objective is to tie this variable compensation to the achievement of the organization's market and financial performance. As the Corporation has expanded from a North American based corporation with international sales offices to a multinational corporation with international business groups, the Corporation's compensation philosophy has evolved to attract executives with international experience and the broader skills necessary for the management of a multinational corporation. The Corporation's compensation program strives to:

  •
  support the financial objectives of the Corporation;

  •
  attract and retain the talent and skill level needed to grow the Corporation with a focus on international presence;

  •
  allow flexibility in design and administration to support the ever-changing electronics industry;

  •
  provide an externally competitive compensation structure for positions of similar skill, responsibilities, and geographic location;

  •
  provide a structure that is internally fair and equitable for the skills and knowledge required to perform each individual role; and

  •
  reward executives for performance that is aligned with both the short- and long-term objectives of the Corporation and with stockholder interests.

What the Compensation Program Is Designed to Reward

        The Corporation's compensation program is designed to align compensation with individual, team and/or organizational performance. The Committee believes that the total compensation program for executive officers is focused on enhancing corporate performance. In particular, the Committee feels that providing a proportion of compensation in the form of an annual cash bonus based on achieving certain targets based on the annual business budget will enhance corporate performance. Individual performance is evaluated, and "pay for performance" governs all base salary increases. The Committee believes that executives' incentives are aligned with stockholder value creation by tying the compensation of executive officers to stock price appreciation through annual and long-term stock incentives.

How the Corporation Structures an Executive's Total Compensation

Role of the Committee and Executive Officers

        The Committee currently consists of Messrs. Swann (Chairman of the Committee), Bedi, Borruso and Paul. All members of the Committee are independent within the meaning of the listing rules of the NYSE Amex. The Committee approves all compensation and awards to our named executive officers. The Committee annually reviews and approves the CEO's base salary, bonus range and long-term awards. Any adjustment to his base salary takes in consideration the results of his annual performance review which is conducted by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews and approves the corporate goals and objectives on which the CEO will be evaluated, ensuring that the attainment of such goals and objectives correlates with increased stockholder value, and determines the CEO's level of his achievement of such goals and objectives. The Committee reviews management's proposals regarding the compensation of all other named executive officers, certain other executive officers and key employees and makes recommendations to the Board of Directors, with advice from and consultation with an outside advisor, where it deems appropriate. The Committee also grants all options to purchase Common Stock of the Corporation and reviews and recommends to the Board of Directors the compensation structure for the non-executive members of the Board of Directors. The Committee met nine times during the fiscal year ended March 31, 2010.

        All compensation related matters of the Corporation's officers, and any non-officer who directly reports to the CEO, are first reviewed and approved by the CEO and the Vice President, Human Resources prior to submission to the Committee for final approval, except for review of compensation matters for their respective individual positions. Such compensation matters include job offers, promotions, annual merit increases, adjustments to base salary, allowances, short-term and long-term incentive income, bonuses, stock option grants, restricted stock grants, benefits provided only to highly compensated employees and separation agreements.

Outside Advisors and Peer Group Analyses

        The Committee has reviewed external market data compiled by the firm of Findley Davies, Inc. ("Findley Davies") since 2003 and Pearl Meyer & Partners ("PM&P") since 2010 to examine the total cash and equity components of the compensation package that the Corporation provides to its named executive officers and non-employee directors to determine if such compensation is competitive. The role of Findley Davies and PM&P is to provide third-party advice and expertise with respect to executive compensation issues. In the fiscal year ended March 31, 2010, Findley Davies and PM&P examined nationwide surveys in areas where the Corporation competes for executive talent to compare the base salaries, annual incentives and bonuses, and long-term incentive and equity to those of similarly-sized companies. The Committee uses this data to make adjustments to compensation paid to certain executive officers to achieve the Corporation's overall goals. Since 1992, the firm of Hay Group, Inc. (the "Hay Group") has also provided data and advice regarding various compensation related matters including U.S. salary range data, marketplace compensation data and competitiveness analysis. The information provided by the Hay Group is analyzed by the Committee while reviewing the competitive nature of compensation provided to the named executive officers and non-employee directors.

        Findley Davies examined the total compensation of the named executive officers as compared against the survey and peer groups. As noted above, total compensation includes (i) base salary, (ii) annual or short-term incentives and bonuses and (iii) both cash-based and equity-based long-term incentives. In making compensation decisions with respect to staff salaries, the Committee maintains a standard pay range structure based on an external market analysis provided by PM&P. Pay ranges are reviewed periodically and adjustments made, as needed and within financial capabilities of the Corporation, based on the market conditions.

        The Corporation seeks to provide compensation that is in the competitive range of compensation observed in the marketplace. In the fiscal year ended March 31, 2010, to assess the competitiveness of the total compensation of the CEO, the Committee reviewed market data provided by PM&P from the most recent proxy statement then available for each of the following peer organizations. In addition, in future fiscal years the analysis for compensation competitiveness will be expanded to include all named executive officers.

• Amphenol Corporation	• JDS Uniphase Corporation /CA/
• AVX Corporation	• Littelfuse, Inc.
• Baldor Electric Co.	• MEMC Electronic Materials, Inc.
• C&D Technologies, Inc.	• Methode Electronics, Inc.
• CTS Corporation	• Molex Incorporated
• Fairchild Semiconductor International, Inc.	• Park Electrochemical Corporation
• Greatbatch, Inc.	• Thomas & Betts Corporation
• International Rectifier Corporation	• Vishay Intertechnology, Inc.

Other Factors

        Other factors considered when making individual executive compensation decisions include individual performance and objective performance, skill required to meet position specifications and the Corporation's need for a flexible and adaptable workforce. We believe that these factors allow us to attract and retain the executives with skills needed to manage a multinational corporation. Variable (incentive) compensation rewards may be team or individual performance based. Award criteria are statistically measurable and directly tied to the Corporation's business and strategic plan. All compensation components reflect the Corporation's international focus and provide for country national, third country national and expatriate compensation considerations.

Total Compensation

        The Committee's goal is to award compensation that is reasonable and consistent with the Corporation's philosophy and objectives regarding executive compensation when all elements of potential compensation are considered. In making decisions with respect to any element of a named executive officer's compensation, the Committee considers the total compensation that may be awarded to the officer, including the following principal components, each of which is discussed in more detail below:

  •
  annual base salary;

  •
  annual incentive bonus, the amount of which is dependent on individual, group and Corporation performance during the prior fiscal year;

  •
  long-term incentive compensation, currently in the form of restricted stock units;

  •
  perquisites and other personal benefits; and

  •
  retirement and other benefits.

        In reviewing each component of compensation and the total reward package, the Committee uses data provided by its outside advisors to review not only the level of compensation provided by the

Corporation and its competition, but also the mix of compensation. The mix of compensation refers to the percentage of compensation which is allocated to each component of compensation. This allows the Committee another means of assessing the competitiveness and structure of executive compensation and ensures that the philosophies and objectives of the Corporation are being achieved.

Elements of Compensation, Why the Corporation Chooses to Pay Each Element and the Corporation's 2010 Practices

Base Salary (Fixed Compensation)

        The Corporation provides named executive officers with an annual base salary, taking into account an evaluation of positions based on the external market value, skills and responsibilities of a specific position. Each position is compared with similar positions within the Corporation and their market value to arrive at its relative ranking and value within the organization. The Corporation maintains a standard pay range structure based on an external market analysis of benchmark positions. Pay ranges are reviewed at least annually and adjustments made, as needed and within financial capabilities, based on the market movement of benchmark positions.

        Individuals can move upwards through their pay ranges based on individual performance, skill development and/or exhibited competencies needed for the position. Internal performance reviews are performed each year on all employees and are a factor in determining increases in compensation. Base salary may also be adjusted based on external market conditions or for promotions to positions of greater responsibility. Base salary increases are managed in a fiscally responsible manner and are not guaranteed.

        Fiscal Year Ended March 31, 2010 Decisions.    Among the named executive officers, with the exception of our CEO, Mr. Loof, none are employed pursuant to employment agreements. Mr. Loof's employment agreement is described under "Employment Agreements" below. As a result of operational performance and general economic considerations, executive officers elected not to receive an annual increase to their base compensation for the fiscal years ended March 31, 2009 and March 31, 2010. In January 2009, executives participated in a Corporation-wide salary reduction program where base salaries were reduced by 10% for the majority of salaried employees. (Due to legal requirements or contractual obligations, a small group of salaried employees were excluded from this activity.) Our named executive officers had their annual base salaries modified as follows: Mr. Loof (from $585,000 to $526,500), Mr. Lowe (from $400,000 to $360,000), Mr. Hinojosa (from $250,000 to $225,000), Mr. Kotelon (from $319,182 to $287,264) and Mr. Meeks (from $240,000 to $216,000). (For purposes of presenting Mr. Kotelon's base salary above in U.S. dollars, we have used the European Central Bank ("ECB") reference rate for Swiss Francs on March 31, 2010 of CHF 1.00 to USD 0.944.) These salary reductions were restored for the named executive officers as well as all affected employees on October 1, 2009 due to the substantially improved operational performance of the Corporation.

        Employment Agreements.    For the fiscal year ended March 31, 2010, the Corporation and Mr. Loof were parties to an employment agreement dated July 24, 2007 (the "Prior Employment Agreement") with respect to Mr. Loof's employment as CEO. The term of the Prior Employment Agreement was from July 24, 2007 until March 31, 2011; however, as more fully discussed below, the Prior Employment Agreement was superseded and terminated pursuant to terms of Mr. Loof's new employment agreement with the Corporation, dated January 27, 2010 which became effective April 1, 2010 (the "New Employment Agreement"). In addition to what is outlined below, the Prior Employment Agreement restated certain elements of Mr. Loof's compensation package from his previous employment letter entered into at the time of Mr. Loof's hiring. The Board of Directors believed that it was in the best interest of the Corporation to provide Mr. Loof with a long-term contractual agreement that was competitive in the marketplace, but internally equitable based on the financial performance of the Corporation. Under the Prior Employment Agreement, the decision to provide certain perquisites as part of his compensation (e.g. car allowance and club memberships), in addition to base salary, was based on the Committee's review of the compensation packages of executives in similar positions at select peer companies at such time.

        Pursuant to the terms of the Prior Employment Agreement, Mr. Loof's annual base salary was $585,000 or such higher rate as the Board may determine from time to time. Effective January 1, 2009, Mr. Loof voluntarily initiated a 10% reduction in his base salary (without waiving his right to reinstate his former base salary at his discretion) resulting in a base salary of $526,500. For purposes of all bonus targets however, this temporary base salary reduction was disregarded. Mr. Loof was also entitled to a monthly car allowance of $2,750 (for which, effective January 1, 2009, Mr. Loof agreed to a temporary 10% reduction, resulting in a monthly allowance of $2,475), an annual financial planning allowance of $2,500 and reimbursement for dining club and country club dues. On October 1, 2009, Mr. Loof's base salary at the annual rate of $585,000 and monthly car allowance at the annual rate of $2,750 was restored pursuant to a Corporation-wide restoration of employee salaries to levels in effect prior to the January 1, 2009 salary reduction. Under the Prior Employment Agreement, Mr. Loof was eligible to participate in all of the Corporation's employee benefit programs for which senior executive employees of the Corporation and its subsidiaries are generally eligible, including health, life, retirement and disability, described under "Benefits and Perquisites."

        Under the Prior Employment Agreement, Mr. Loof was entitled to participate in the Corporation's short-term and long-term incentive compensation plans, namely, the Executive Bonus Plan and 2004 Long-Term Equity Incentive Plan. Under the provisions of the 2004 Long-Term Equity Incentive Plan, Mr. Loof was scheduled to receive an award of 100,000 shares of restricted Common Stock on March 31, 2011, if either the Prior Employment Agreement continued for one year or a replacement CEO is in place. The Prior Employment Agreement also removed the condition that required a Board approved CEO successor to be in place in order to effect the grant of 50,000 shares of restricted Common Stock of the Corporation that were granted to Mr. Loof on April 10, 2008.

        The Prior Employment Agreement also provided for potential payments upon termination or change in control, see the Potential Payments Upon Termination or Change in Control Table for additional information.

        The Prior Employment Agreement also contained a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Mr. Loof's employment and for a minimum of twelve months after any termination thereof.

        Mr. Loof was also entitled to a gross-up for any taxes that may be assessed to him as a result of the operation of Section 280G ("Section 280G") of the Internal Revenue Code of 1986, as amended (the "Code").

        As described above, on January 27, 2010, the Corporation and Mr. Loof entered into the New Employment Agreement which supersedes and terminates the Prior Employment Agreement and sets forth the revised terms and conditions of Mr. Loof's continued employment as CEO. Unless earlier terminated in accordance with the provisions thereof, the New Employment Agreement was effective as of April 1, 2010 and terminates on June 30, 2015. In addition to the items provided below, the New Employment Agreement restated certain elements of the Prior Employment Agreement. The Board of Directors believed that it was in the best interest of the Corporation to continue to provide Mr. Loof with a long-term contract that was competitive in the marketplace, but internally equitable based on the financial performance of the Corporation.

        Pursuant to the terms of the New Employment Agreement, Mr. Loof's annual base salary is $770,000 or such higher or lower rate as the Board may determine from time to time in accordance with the terms of the New Employment Agreement. As described under "Benefits and Perquisites," Mr. Loof is eligible to participate in the Corporation's health and insurance coverage plan, existing short-term incentive compensation program, long-term incentive compensation program, and deferred compensation plan, in each case as such plans are generally available to other executive officers of the Corporation. As long as Mr. Loof is employed as CEO on June 30, 2015 and has been continuously employed with the Corporation from January 27, 2010 to June 30, 2015, Mr. Loof shall be entitled to participate in a special 15-month long-term incentive compensation program ("Special LTIP") covering the period April 1, 2014 through June 30, 2015. The Special LTIP shall replace any other long-term incentive compensation opportunity during the period of the Special LTIP. Under the terms of his New Employment Agreement, Mr. Loof relinquished all perquisites.

        Under the New Employment Agreement, the Corporation granted Mr. Loof 250,000 shares of restricted common stock under the Corporation's 2004 Long-Term Equity Incentive Plan and employee stock options to acquire 250,000 shares of the Corporation's common stock pursuant to the 1995 Executive Stock Option Plan; each grant vests in 50% increments on June 30, 2014 and June 30, 2015, respectively. However, the New Employment Agreement removed the requirement, under the Prior Employment Agreement, to provide Mr. Loof with 100,000 restricted shares of the Corporation's common stock on March 31, 2011, if the Prior Employment Agreement continued for one year and a replacement CEO is in place. The shares of restricted common stock were granted on January 27, 2010, and the employee stock options were granted on January 29, 2010.

        The New Employment Agreement will terminate (i) immediately upon Mr. Loof's resignation, death or disability or (ii) upon notice of termination by the Corporation at any time, with or without "cause" (as defined in the New Employment Agreement). Upon any termination by the Corporation of Mr. Loof's employment without "cause" or upon Mr. Loof's resignation with "good reason" (as defined in the New Employment Agreement) during the term of the New Employment Agreement, Mr. Loof will be entitled to receive severance payments upon specified conditions in the New Employment Agreement. Such severance payments will be equal to his base salary for the period from the date of termination to the earlier to occur of (x) June 30, 2015 or (y) two years from the date of termination. However, if Mr. Loof resigns for "good reason," such payments shall be increased to include Mr. Loof's target bonus under the existing short-term incentive program.

        In the event of Mr. Loof's disability or death, Mr. Loof or his heirs, as applicable, will be entitled to receive only his base salary through the date of such an event and any annual bonus for a completed fiscal year that has not yet been paid.

        If Mr. Loof is terminated by the Corporation for "cause" or is terminated upon Mr. Loof's resignation (other than for "good reason"), Mr. Loof will be entitled to receive only his base salary through the date of termination and will not be entitled to receive any other salary, compensation or benefits from the Corporation or its subsidiaries, except as otherwise specifically provided for under the Corporation's employee benefit plans or as otherwise expressly required by applicable law.

        The New Employment Agreement contains a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Mr. Loof's employment and for a minimum of twelve months after any termination thereof. As consideration for the non-competition and non-solicitation agreements, if Mr. Loof is employed by the Corporation as CEO on June 30, 2015 and has been continuously employed from January 27, 2010 to June 30, 2015, Mr. Loof shall receive one year of his base salary in effect at the time of termination plus one year of the annual short-term incentive bonus which shall be determined based on the target bonus for Mr. Loof's last year of employment.

        Under the New Employment Agreement, Mr. Loof is no longer entitled to receive a gross-up payment or adjustment for any taxes that may be assessed to him as a result of the operation of Section 280G of the Code. Moreover, the New Employment Agreement also amends that certain Change in Control Severance Compensation Agreement dated July 28, 2008, between the Corporation and Mr. Loof (the "CIC Agreement") by modifying the time period for the severance payments under

Section 4(A)(i) of the CIC Agreement from 36 months to 24 months and eliminating any obligation of the Company to provide a gross-up payment for taxes pursuant to the CIC Agreement.

        For additional information regarding the terms of the New Employment Agreement, please see the Corporation's Form 8-K filed with the SEC on February 2, 2010.

Annual Bonus Incentives for Named Executive Officers

        Purpose.    The purpose of the Corporation's Executive Bonus Plan (the "EBP"), which was approved by the Corporation's stockholders at the 1996 Annual Meeting, is to attract and retain high quality executives, officers and employees and provide further incentives to such executives and employees to maximize the Corporation's annual operating performance and thereby increase long-term stockholder value. The goal of the EBP is to provide financial recognition for employees who have had a particularly significant impact on the results of the Corporation because of sustained high performance by the person, or as a result of one or more significant achievements.

        The EBP is administered by the Committee and provides for annual cash bonuses that are tied to individual, team and/or organizational performance. 100% of the CEO's cash bonus is determined by the Corporation's performance; for all other named executive officers, 80% of the cash bonus is determined by the Corporation's performance or a combination of the Corporation and business group performance, and 20% is determined by individual performance. The Corporation's performance standards are established by the Committee, and the individual performance standards are established by the CEO. The Corporation encourages such variable compensation as the preferred vehicle for performance rewards.

        Bonus awards must be for rational business reasons and approved by the Committee, and must support the Corporation's core values and business objectives, accomplish desired performance/business results and be financially affordable with rewards funded through increased productivity, revenues, and/or decreased cost.

        The EBP provides guidelines for the calculation of annual non-equity incentive based compensation, subject to Committee oversight and modification. In the first quarter of each fiscal year, management recommends to the Committee which employees shall be selected to participate in the EBP for that year and the Committee in its sole discretion designates the group of employees eligible to participate in the EBP for that year.

        The EBP includes various incentive levels, recommended by management, which are based on the participant's accountability and impact on operations of the Corporation, with target award opportunities that are established as a percentage of base salary. Generally, the Committee sets the target level for corporate financial objectives for the CEO at 100% achievement of certain strategic and operating objectives, and a combination of certain other operating objectives for the other named executive officers. For the fiscal year ended March 31, 2010, corporate financial objectives consisted of Adjusted EBITDA, free cash flow and revenue targets. In addition to the corporate objectives, there were business group financial objectives which included business group gross margin and Adjusted EBITDA. In setting these levels, the Committee takes into account the market data provided by the consultants and the CEO's interpretation of the respective level of each named executive officer's individual performance, with the Committee making the ultimate decision regarding the target levels. In general, the target for each individual measurement coincides with the financial and operating target for the corresponding objective in the Corporation's annual business budget for the current fiscal year. In order for a minimum bonus payout to occur, the threshold is set at 83% to 95% of the target objective. The Committee believes that it would require a high degree of difficulty to reach the 'maximum' bonus payout which is set at 110% to 120% of the target. Targeted award opportunities are 100% of base salary for the CEO (with a range of 50% of base salary if certain minimum thresholds are attained to 200% of base salary if certain maximum objectives are attained), 60% of base salary for the Corporation's Executive Vice President and CFO (with a range of 30% to 120%) and 50% of base salary for the Corporation's Senior Vice President, Tantalum Business Group, Senior Vice President, Global Sales and Senior Vice President, Ceramic, Film & Electrolytic Business Group (with a range of 25% to 100%).

        During fiscal year 2010, each of our executives, including the named executive officers, were eligible to earn a cash bonus equal to a specified percentage of his base salary, as follows:

	Threshold ($)	Target ($)	Maximum ($)
Per-Olof Loof	292,500	585,000	1,170,000
William M. Lowe, Jr.	120,000	240,000	480,000
Conrado Hinojosa	62,500	125,000	250,000
Marc Kotelon	79,783	159,566	319,132
Charles Meeks, Jr.	60,000	120,000	240,000

        The following are fiscal year 2010's corporate threshold, target and maximum financial targets by which certain bonus payments are calculated as described more fully below, as well as the actual level of corporate performance and the payout as a percentage of target (dollar amounts in millions):

	Threshold ($)	Target ($)	Maximum ($)	Result ($)	Payout as % of Target
Adjusted EBITDA	50.0	60.0	70.0	71.0	200.0
Free Cash Flows	36.3	43.7	51.1	75.2	200.0
Revenue	656.0	690.0	759.0	736.3	170.0

        For Mr. Loof, 100% of his bonus is based upon the above corporate performance levels, 50% for Adjusted EBITDA, 30% for Free Cash Flow and 20% for Revenue. For Mr. Lowe and Mr. Kotelon, 80% of the bonus calculation is based upon the above corporate performance levels, 40% for Adjusted EBITDA, 20% for Free Cash Flow and 20% for Revenue. The remaining 20% is based upon their individual performance goals. For Mr. Hinojosa and Mr. Meeks, 30% of the bonus calculation is based upon the above corporation performance levels: 10% for Adjusted EBITDA, 10% for Free Cash Flow and 10% for Revenue. Another 50% is based upon Adjusted EBITDA and Gross Margin targets for their respective business groups. The remaining 20% is based upon their individual performance goals.

        We define "EBITDA" as operating income (loss) before depreciation and amortization. We define "Adjusted EBITDA" as EBITDA adjusted to exclude the following items: share-based compensation, write down of long-lived assets, gain on sales and disposals of assets and restructuring charges.

        We define "Free Cash Flows" as Adjusted Operating Income adjusted for: depreciation and amortization, the change in working capital (change in inventories, accounts receivables and accounts payable), plus stock-based compensation and less capital expenditures. Adjusted Operating Income is defined as operating income adjusted to exclude: restructuring charges, write down of long-lived assets, gain on sales and disposals of assets, cancellation of incentive plan and write-off of capitalized advisor fees.

        If during the fiscal year external changes or other unanticipated business conditions materially affect the fairness of the corporate financial objectives of the EBP, the Committee will determine appropriate increases or decreases to the corporate financial objectives for such fiscal year.

        Within 90 days after completion of the fiscal year, the Committee reviews the performance of the Corporation as presented by the Corporation's management for each corporate, business group and regional unit financial objective of the EBP, comparing the actual fiscal year results to the pre-determined minimum, target and maximum levels for each objective and an overall percentage amount for the applicable financial objectives is calculated, which is then applied to the various incentive levels to determine each participant's bonus award for that fiscal year. Payments of awards are paid in cash in a lump sum.

        Fiscal Year Ended March 31, 2010 Decisions.    For the fiscal year ended March 31, 2010, Mr. Loof's maximum bonus payable was two times his annual base salary (a maximum bonus of $1,170,000). Based on the financial performance of the Corporation in the fiscal year ended March 31, 2010, by which all of the targeted corporate and business group financial objectives of the EBP applicable to the named executive officers were exceeded, Mr. Loof received a bonus payment of $1,134,000, Mr. Lowe a bonus payment of $456,000, Mr. Kotelon a bonus payment of $301,570 (the ECB rate for March 31, 2010 is CHF 1.00 to USD 0.94417), Mr. Hinojosa a bonus payment of $243,750 and Mr. Meeks a bonus payment of $236,400.

Long-term Incentive Compensation

        Purpose.    The long-term incentive program provides a periodic award (typically annual) that is performance-based. The objective of the program is to provide executives of the Corporation with significant additional incentive to promote the financial success of the Corporation and to attract talented leadership. The current long-term incentive plan for the named executive officers, other executive officers and certain other key employees utilizes restricted stock performance units.

        Pursuant to the 2004 Long-Term Equity Incentive Plan, a performance-based long-term incentive plan ("LTIP") was created which established overlapping two-year performance cycles. In May 2008, the 2009/2010 LTIP was established for the fiscal year 2009-fiscal year 2010 period. Participants will be awarded a number of vested shares of restricted stock based upon the Corporation's performance with respect to an earnings per share target over the two-year period. For each of the named executive officers (except Mr. Lowe), these performance awards will vest and become payable if a change in control of the Corporation occurs prior to July 27, 2011, at a level of payout equal to the greater of (i) the target amount payable or (ii) the amount payable based upon the actual performance of the Corporation through the date of the change in control. In May 2009, the 2010/2011 LTIP was established for the fiscal year 2010-fiscal year 2011 period. Participants will be awarded cash based upon the Corporation's performance with respect to an EBITDA target over the two-year period. At the discretion of the Committee, participants may receive up to 15% of this award in vested shares of restricted stock.

        As of March 31, 2010, the Corporation had three plans that reserved shares of common stock for issuance to executives and key employees: the 1992 Key Employee Stock Option Plan, the 1995 Executive Stock Plan, and the 2004 Long-Term Equity Incentive Plan. All of these plans were approved by the Company's stockholders. These plans authorized the grant of up to 8.1 million shares of the Corporation's Common Stock. Options issued under these plans vest in one or two years and expire ten years from the grant date. As of March 31, 2010, 6,346,085 shares of Common Stock were available for grant under these Plans.

        Stock Options.    The Committee may from time to time grant to eligible participants incentive stock options, non-qualified stock options, stock appreciation rights ("SARs") (as discussed below) or any combination thereof; provided that the Committee may grant incentive stock options only to eligible employees of the Corporation (as defined for this purpose in Section 424(f) of the Code). In any one calendar year, the Committee shall not grant to any one participant options or SARs to purchase a number of shares of Common Stock in excess of 10% of the total number of shares authorized under the 2004 Long-Term Equity Incentive Plan. In connection with the hiring of Mr. Loof as CEO in 2005, this 10% limit was waived by the Board of Directors. On March 4, 2010, Mr. Loof voluntarily entered into a Cancellation Agreement with the Corporation that cancelled 250,000 of the last-to-vest performance vesting stock options of the original grant of 500,000 stock options that were granted on April 4, 2005 under the terms of his March 31, 2005 employment letter. No concurrent grant, replacement award or other valuable consideration was provided.

        Exercise Price.    The exercise price of each option shall be established by the Committee, except that in the case of the grant of any incentive stock option, the exercise price may not be less than 100% of the fair market value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Corporation, the exercise price may not be less than 110% of the fair market value of a share of Common Stock as of the date of grant of the option.

        Term of Options.    Except for options issued in the fiscal year ended March 31, 2005, which cliff vested in one year, options issued under the 2004 Long-Term Equity Incentive Plan cliff vest in two years and expire ten years from the grant date. No incentive stock option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Corporation or any of its subsidiaries shall be exercisable more than five years from the date of grant.

        Termination; Forfeiture.    If a named executive officer ceases employment with the Corporation due to death or disability, all of the participant's options and SARs shall become fully vested and exercisable and shall remain so for a period of 90 days from the date of such death or disability, but in no event after the expiration date of the options or SARs; provided that in the event of a disability, the participant does not engage in competition during such 90-day period unless he or she received written consent to do so from the Board of Directors or the Committee. In the event that a named executive officer retires from the Corporation, all of the participant's vested options and SARs shall remain exercisable for a period of three years from the date of retirement or until the options and SARs expire, whichever date occurs first.

        If a named executive officer is terminated for cause, all of the participant's options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable. If employment is terminated by reason other than death, disability, retirement or cause, (A) all of the participant's options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in competition during such 90-day period unless he or she receives written consent to do so from the Board of Directors or the Committee, and (B) all of the participant's options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

        Restricted Stock.    The Committee may at any time grant shares of restricted stock under the 2004 Long-Term Equity Incentive Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such shares, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee), and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares that are part of the grant.

        The participant will be required to pay the Corporation the aggregate par value of any shares of restricted stock within ten days of the date of grant, unless such shares of restricted stock are treasury shares. Except as set forth below, restricted shares must be held, and cannot be sold, during the tenure of employment and for 90 days thereafter. Except as otherwise provided by the Committee, immediately prior to a change in control or at such time as a named executive officer ceases employment due to death, disability or retirement during any period of restriction, all restrictions on shares granted to such participant shall lapse. At such time as a named executive officer ceases employment, except for cause, all shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Corporation. In the event the restriction has lapsed, then the named executive officer may retain the shares of restricted stock and sell them at any time following ninety (90) days from the date of termination.

        Performance Awards.    Performance awards may be granted to participants at any time as determined by the Committee. The Committee shall have complete discretion in determining the size and composition of performance awards granted to a participant and the appropriate period over which performance is to be measured (a "performance segment"). Performance awards may include (i) specific dollar-value target awards, (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance shares, the value of each such share being equal to the fair market value of a share of Common Stock. The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee.

        The Committee shall establish performance goals and objectives for each of the LTIP performance segments on the basis of such criteria and objectives as the Committee may select from time to time, including, without limitation, the performance of the participant, the Corporation or its subsidiaries or divisions or any combination of the foregoing. During any of the LTIP performance segments, the Committee shall have the authority to adjust the performance goals and objectives for such segment for any reasons as it deems equitable.

        The Committee shall determine the portion of each LTIP performance award that is earned by a participant on the basis of the Corporation's performance over the LTIP performance segment in relation to the performance goals for such segment. The earned portion of a performance award may be paid out in shares, cash, other company securities, or any combination thereof, at the sole discretion of the Committee.

        A participant must be employed by the Corporation at the end of the LTIP performance segment in order to be entitled to payment of a performance award issued in respect of such segment; provided, however, that except as otherwise determined by the Committee, if a participant ceases employment upon his or her death, retirement, or disability prior to the end of the performance segment, the participant shall earn a proportionate portion of the performance award based upon the elapsed portion of the LTIP performance segment and the Corporation's performance over that portion of such segment.

        Change in Control.    With the exception of the CEO, if a named executive officer is terminated within one year after a change in control of the Corporation, all of the participant's options and SARs shall become fully vested and exercisable upon such termination and shall remain so for up to one year after the date of termination, but in no event after the expiration date of the options or SARs. In addition, the Committee has authority to grant options that become fully vested and exercisable automatically upon a change in control, whether or not the grantee is subsequently terminated.

        Fiscal Year Ended March 31, 2010 Decisions.    In the fiscal year ended March 31, 2010, the Committee granted stock options from the 1995 Executive Stock Option Plan to a certain group of executives on July 28, 2009, including all of our named executive officers, in recognition of the significant improvement in operational performance and the successful restructuring of the Corporation's balance sheet. From the total grant of 820,000 stock options issued, Mr. Loof received 120,000 stock options, and Messrs. Lowe, Hinojosa, Kotelon and Meeks each received 60,000 stock options. These options have a strike price of $0.57, will be fully vested on July 28, 2011 and will expire on July 28, 2019.

        There were no awards made from the 2009/2010 LTIP to any plan members by the Committee due to the fact that the minimum earnings per share performance threshold was not obtained.

        2010 Awards to Chief Executive Officer.    Under the 2004 Long-Term Equity Incentive Plan, for each two-year performance cycle Mr. Loof generally has the potential to receive an award of up to 100% of his annual base salary (the "Target Award"), which is subject to a multiplier equal to 2.0 times the Target Award, in each case if the target financial metrics are met or are exceeded by defined parameters. In the event that the Corporation meets its maximum EBITDA target over the two-year period ending March 31, 2011, the maximum award payable for the two-year period pursuant to the 2010/2011 LTIP is, therefore, 2.0 times Mr. Loof's annual base salary. Unless certain minimum performance standards are met, there is no award payable under this plan.

        2010 Awards to Other Named Executive Officers.    The other named executive officers generally have the potential to receive an award of 75% to 100% (depending on the level of the named executive officer) of his annual base salary (the "Executive Officer Target Award"), which is subject to a multiplier equal to 0.75 or 1.5 times the Executive Officer Target Award (depending on the level of the named executive officer), in each case if the target financial metrics are met or are exceeded by defined parameters. In the event that the Corporation meets its maximum EBITDA target over the two-year period ending March 31, 2011, the maximum award payable for the two-year period (under the 2010/2011 LTIP) is, therefore, 0.75 or 1.5 times the named executive officers' annual base salary. Unless certain minimum performance standards are met, there is no award payable under this plan. The award, if earned, will be payable in cash, but at the Committee's sole discretion, participants may receive up to 15% of this award in vested shares of restricted stock. To the extent that shares of restricted stock are awarded, the long-term incentive plan also includes a provision that will allow a portion of the award to be retained by the Corporation, with the Corporation using such amount to pay all tax liabilities incurred by the named executive officer in connection with his earning the award.

        Stock Ownership Guidelines.    To directly align the interests of the named executive officers with the interests of the stockholders, the Committee established guidelines stipulating whereby each named executive officer should maintain a minimum ownership interest in the Corporation. The amount to be retained varies depending upon the named executive officer's position. The CEO has a target to own and retain a minimum number of shares totaling in value five times his annual base salary while all other named executive officers are to own and retain a minimum number of shares totaling in value no less than three times the annual base salary. The time period during which such minimum number of shares is to be acquired and retained is targeted five years from the later of (i) April 1, 2006 or (ii) the year in which such executive officer or director was hired or promoted to executive officer status.

        As persons with access to material non-public information regarding the Corporation, our named executive officers, like all of our employees and directors, are restricted in their ability to trade our securities in accordance with applicable law and the guidelines contained in our Code of Business Integrity and Ethics.

Benefits and Perquisites

        The Corporation provides named executive officers with perquisites and other personal benefits that the Corporation and the Committee believe are reasonable and consistent with the overall executive compensation program to better enable the Corporation to attract and retain superior employees for key positions. The Committee periodically reviews the level of perquisites and other personal benefits provided to named executive officers. Effective April 1, 2010, the Corporation has eliminated the use of perquisites in the form of car allowances, country club dues and income tax preparation expense reimbursement that were provided to some Executives. Under the terms of his New Employment Agreement, Mr. Loof relinquished all perquisites. The primary perquisites for Mr. Lowe for the fiscal year ended March 31, 2010 were an executive life insurance policy, a country club membership and a $950 monthly car allowance; for Mr. Hinojosa, an executive life insurance policy and supplemental LTD policy and a $950 monthly car allowance; for Mr. Kotelon, the use of a company car for which the Corporation assumes all expenses for the lease payment, maintenance, insurance, and operating costs associated with the company car; and for Mr. Meeks, an executive life insurance policy and supplemental LTD policy and use of a company car for which the Corporation assumes all expense for the lease payment.

        Named executive officers participate in our other benefit plans on the same terms as other employees. These plans include medical, vision and dental insurance, life and disability insurance, and flexible spending accounts relating to health care. With the exception of Mr. Kotelon who is not a U.S. employee and therefore not eligible, the named executive officers also participate in the Corporation's 401(k) retirement savings plan, which is discussed below under "Severance, Retirement and Change in Control Benefits." In addition, the named executive officers, with the exception of Mr. Kotelon, are eligible to participate in a supplemental long-term disability payment plan (which is designed to bridge the shortfall between 60% of their base salary and their actual base salary). Three of our named executive officers (Messrs. Lowe, Hinojosa and Meeks) have also each received a life insurance policy in the amount of $1.0 million. For additional information on the benefits and/or perquisites available to named executive officers, see the text following the Summary Compensation Table, the All Other Compensation Table and the Perquisites Table below.

Severance, Retirement and Change in Control Benefits

        On July 28, 2008, the Corporation entered into Change in Control Severance Compensation Agreements (the "Change in Control Severance Agreements") with each of the named executive officers and certain other officers and key employees. The Change in Control Severance Agreements are scheduled to expire on July 27, 2011. Pursuant to these agreements, the named executive officers are entitled to severance benefits in the event their employment with the Corporation is terminated under certain circumstances following a change in control, as well as accelerated vesting of performance awards granted under the 2004 Long-Term Equity Incentive Plan and a "gross-up" for any excise tax imposed by operation of Code Section 4999 on amounts that constitute "excess parachute payments" under Code Section 280G. Under the Change in Control Severance Agreements, a "Change in Control" is deemed to have occurred in the event of certain significant changes to the ownership of the Corporation, including when the percentage of ownership by an acquiring entity or group equals or exceeds 25% of the (a) then outstanding shares of Common Stock of the Corporation, or (b) combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of Corporation directors. Pursuant to the New Employment Agreement, effective April 1,

2010, the 280G "gross-up" in Mr. Loof's Change in Control Severance Agreement was removed. Effective May 3, 2010, each of the other named executive officers entered into amendments to their Change in Control Severance Agreements (the "CIC Amendments"). Pursuant to the CIC Amendments with Messrs. Lowe, Hinojosa, Kotelon and Meeks, the 280G "gross-up" provision of the Change in Control Severance Agreements was removed.

        Such Change in Control Severance Agreements were a result of a determination by the Board of Directors that it was important and in the best interests of the Corporation and its stockholders to ensure that, in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control.

        Pursuant to the New Employment Agreement (in the case of Mr. Loof) and to the CIC Amendments (in the case of Messrs. Lowe, Hinojosa, Kotelon and Meeks), each named executive officer is entitled to receive an amount equal to twenty-four times the sum of (a) monthly base salary and (b) the monthly amount of the annual target incentive bonus due each such officer following termination after a Change in Control (as defined in the Change in Control Severance Agreements). In addition, under the Change in Control Severance Agreements, the Corporation is obligated to do the following: maintain all life insurance, medical plans and programs in which the named executive officers participate for a period of eighteen months following the date of termination or until such time as the executive officer first becomes eligible for the same type of coverage under another employer's plan, whichever is earlier; pay all reasonable legal fees and expenses incurred by each such named executive officer as a result of his termination; and pay the costs of reasonable outplacement services, up to a maximum of $15,000, until each such named executive officer is employed on a full-time basis. Messrs. Loof, Lowe, Hinojosa, Kotelon and Meeks are not entitled to such benefits if their termination is for Cause (as defined in the Change in Control Severance Agreements), is initiated by the named executive for other than Good Reason (as defined in the Change in Control Severance Agreements), or is due to the death, retirement or disability of the named executive.

        Under the Change in Control Severance Agreements, the vesting of any performance awards under the 2004 Long-Term Equity Incentive Plan which are made after April 16, 2007 shall be accelerated to the next whole year following the date of the change in control as determined under the change in control agreement. Such awards shall be payable in an amount equal to the greater of (x) the actual performance of the Corporation through the date of the change in control compared to the plan target, up to the maximum amount payable under the plan or (y) the target amount payable under the plan for such period.

        Subject to certain exceptions, if any of the named executive officers is deemed to be a "specified employee" within the meaning of Code §416(i) and Proposed Treasury Regulation §1.409A-a(i), no payments will be made under the change in control agreement before the date that is six months after the termination (or, if earlier, the date of death) of the executive officer. In such case, all payments to which the executives are entitled during the first six months shall be accumulated and paid on the first day of the seventh month following such termination.

        Deferred Compensation Plan for Key Managers.    With the exception of Mr. Kotelon, the named executive officers, in addition to certain other U.S.-based eligible executives, are entitled to participate in the Deferred Compensation Plan for Key Managers. Pursuant to the terms of the Deferred Compensation Plan for Key Managers, participants can defer up to 75% of total compensation during any fiscal year. The Corporation will match an amount equal to 100% of the first six percent of compensation that a participant elects to defer. Benefits under the Deferred Compensation Plan for Key Managers will be paid no earlier than at the beginning of the year following the executive's retirement or termination. Named executive officers can participate in either the Deferred Compensation Plan for Key Managers or the Corporation's 401(k) retirement savings plan or both; however, the aggregate match provided by the Corporation under both plans cannot exceed six percent of compensation in any given calendar year. As a result of operational performance and general economic considerations, on January 1, 2009, the Corporation match for all executive deferrals to the Deferred Compensation Plan for Key Managers and all executive and other employee deferrals to the 401(k) retirement savings plan was suspended with Board approval. Subsequently, on August 1, 2009, the Corporation match for both plans was reinstated by the Committee due to the substantially improved operational performance of the Corporation.

Tax and Accounting Implications

        When consistent with the compensation philosophy discussed above, the Committee seeks to structure its compensation programs such that compensation paid thereunder will be tax deductible by the Corporation to the maximum extent possible. Section 162(m) of the Code limits the deductibility of compensation paid or accrued by public corporations to a corporation's chief executive officer and four other most highly compensated executive officers in excess of $1,000,000 as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met, including if the compensation is paid pursuant to qualified performance-based compensation plans approved by our stockholders. The Committee structured the EBP, approved by the Corporation's stockholders at the 1996 Annual Meeting, to comply with these tax law requirements in order to be fully deductible for federal income tax purposes. However, in order to ensure competitive levels of total compensation for its executive officers, the Committee may approve compensation that will not meet these requirements.

 REPORT OF THE COMPENSATION COMMITTEE

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Corporation's Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Submitted by:	Joseph D. Swann, Chairman Gurminder S. Bedi Joseph V. Borruso Robert G. Paul Members of the Committee

        Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Committee Report shall not be incorporated by reference into any such filings.

 SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation earned by each of the named executive officers for each of the last three fiscal years. When setting total compensation for each of the named executive officers, the Committee reviews a matrix which shows the executive's current compensation, including equity and non-equity based compensation.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All-Other Compensation ($)(3)	Total ($)
Per-Olof Loof	2010	555,750	374,500	(4)	208,412		1,134,900		—		68,304	2,341,866
Chief Executive Officer	2009	570,375	801,000	(5)	—		—		—		65,216	1,436,591
	2008	585,000	1,415,500	(5)	—		117,000	(6)	—		135,861	2,253,361
William M. Lowe, Jr. (7)	2010	380,000	—		15,606		456,000		—		48,635	900,241
Executive Vice President and	2009	276,957	—		118,480	(8)	180,000	(9)	—		32,881	608,318
Chief Financial Officer
Conrado Hinojosa	2010	237,500	—		15,606		243,750		—		20,417	517,273
Senior Vice President,	2009	243,750	187,500	(10)	—		—		—		20,950	452,200
Tantalum Business Group	2008	220,567	97,000	(10)	—		—		—		27,995	345,562
Marc Kotelon (11)	2010	299,803	—		15,606		301,570		44,087	(13)	28,830	689,896
Senior Vice President,	2009	299,892	113,193	(12)	—		—		34,492	(13)	27,760	475,337
Global Sales
Charles Meeks, Jr. (14)	2010	228,000	—		15,606		236,400		—		25,120	505,126
Senior Vice President,
Ceramic, Film & Electrolytic
Business Group

(1)
Amounts reflected under "Salary" for the fiscal years ended March 31, 2009 and 2010 include a 10% salary reduction effective for the period January 1, 2009 through October 1, 2009.

(2)
Amounts reflected under the "Stock Awards" and "Option Awards" columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The 2009 and 2008 award values were recalculated from the amounts shown in prior proxy statements, to reflect their grant date fair values in accordance with current SEC requirements. The disclosed amounts assume the target was achieved.

(3)
See the All Other Compensation Table and related footnotes for further discussion of the amounts under this column.

(4)
Amount reflects 50,000 shares of restricted Common Stock of the Corporation that were granted to Mr. Loof on April 6, 2009 pursuant to his Prior Employment Agreement and 250,000 shares of restricted Common Stock of the Corporation that were granted to Mr. Loof on January 27, 2010 pursuant to his New Employment Agreement which vest in 50% increments on June 30, 2014 and June 30, 2015, respectively.

(5)
Fiscal year 2008 includes $585,000 for the 2008/2009 LTIP which was cancelled. Fiscal year 2009 includes $585,000 for the 2009/2010 LTIP which did not achieve any financial metric and therefore there was no payout. The maximum payout for both fiscal year 2008 and 2009 was $1,170,000.

(6)
This bonus amount was earned but voluntarily forfeited by Mr. Loof during the fiscal year ended March 31, 2008.

(7)
Mr. Lowe was appointed Executive Vice President and CFO on July 14, 2008.

(8)
Mr. Lowe received a grant of 100,000 options as provided in his offer of employment letter.

(9)
Mr. Lowe received a bonus of $180,000 as provided in his offer of employment letter.

(10)
Fiscal year 2008 includes $97,000 for the 2008/2009 LTIP which was cancelled. Fiscal year 2009 includes $187,500 for the 2009/2010 LTIP which did not achieve any financial metric and therefore there was no payout. The maximum payout for fiscal year 2008 and 2009 was $145,500 and $281,250, respectively.

(11)
Mr. Kotelon was appointed Senior Vice President, Global Sales in August 2008. For purposes of presenting in U.S. dollars, for each applicable fiscal year, we have used the 12-month average of the ECB month-end reference rates for Swiss Francs, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each business day. The ECB reference rate used above for the fiscal year ended March 31, 2008 is CHF 1.00 to USD 0.87149; for the fiscal year ended March 31, 2009, the rate is CHF 1.00 to USD 0.90499; and for fiscal year ended March 31, 2010, the rate is CHF 1.00 to USD .93987.

(12)
Fiscal year 2009 includes $113,193 for the 2009/2010 LTIP which did not achieve any financial metric and therefore there was no payout. The maximum payout was $169,789.

(13)
For purposes of presenting the change in pension value from March 31, 2009 to March 31, 2010 in U.S. dollars, we have used the ECB reference rate for Swiss Francs, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each business day. The ECB reference rate used above for March 31, 2008 is CHF 1.00 to USD 1.0047; for March 31, 2009 is CHF 1.00 to USD ..8783; and for March 31, 2010, the rate is CHF 1.00 to USD .9442.

(14)
Mr. Meeks was appointed Senior Vice President, Ceramic, Film & Electrolytic Business Group in March 2010.

        Employment Arrangements.    With the exception of our CEO, Mr. Loof, we do not have formal employment agreements with any of our executive officers. For the fiscal year ended March 31, 2010, Mr. Loof's compensation and other arrangements are set forth in an employment agreement entered into on July 24, 2007 (the "Prior Employment Agreement"). However, as described above, the Prior Employment Agreement was superseded and terminated pursuant to the New Employment Agreement, effective April 1, 2010. The Prior Employment Agreement and the New Employment Agreement are more fully described under "Employment Agreements" in the "Executive Compensation" section above. The details of Mr. Loof's employment agreement are described below.

        Per-Olof Loof.    Effective April 4, 2005, Per-Olof Loof was named as the Corporation's CEO. The Committee set Mr. Loof's base salary at $585,000 for the fiscal year ended March 31, 2010. Effective January 1, 2009, Mr. Loof voluntarily initiated a ten percent reduction in his base salary (without waiving his right to reinstate his former base salary at his discretion) resulting in a base salary of $526,500. For purposes of all bonus targets however, this temporary base salary reduction is disregarded. On October 1, 2009, Mr. Loof's base salary at the annual rate of $585,000 was restored pursuant to a Corporation-wide restoration of employee salaries to levels in effect prior to the January 1, 2009 salary reduction. Pursuant to the terms of the New Employment Agreement, effective April 1, 2010, Mr. Loof's annual base salary was increased to $770,000.

        Pursuant to Mr. Loof's March 21, 2005 employment letter (the "Employment Letter"), the Corporation granted options to purchase 500,000 shares of Common Stock to Mr. Loof under the 2004 Long-Term Equity Incentive Plan, which options were subject to performance-based vesting or vesting in the event of a change in control. On March 4, 2010, Mr. Loof voluntarily cancelled the last-to-vest options to purchase 250,000 shares under such grant. Also pursuant to the Employment Letter, the Corporation agreed to grant 200,000 shares of restricted stock to Mr. Loof in four equal annual installments with the first such grant occurring on April 4, 2006, which shares of restricted stock vest upon the grant thereof. In addition, under the New Employment Agreement, the Corporation granted Mr. Loof 250,000 shares of restricted common stock under the Corporation's 2004 Long-Term Equity Incentive Plan and employee stock options to acquire 250,000 shares of the Corporation's common stock pursuant to the 1995 Executive Stock Option Plan; each grant vests in 50% increments on June 30, 2014 and June 30, 2015, respectively. The shares of restricted common stock were granted on January 27, 2010, and the employee stock options were granted on January 29, 2010.

        Prior to January 27, 2010, other components of Mr. Loof's compensation included an automobile allowance in the amount of $2,750 per month (for which Mr. Loof agreed to a temporary 10% reduction, the reduction was in effect from January 1, 2009 through September 30, 2009, resulting in a monthly allowance of $2,475 during such period), an annual financial planning allowance of $2,500 and reimbursement for dues associated with two club memberships. Under the New Employment Agreement, these compensation components were eliminated. Pursuant to the EBP, Mr. Loof has the potential to receive a bonus of up to 100% of his annual base salary (the "Target Bonus"), which is subject to a multiplier equal to 2.0 times the Target Bonus, in each case if the target financial metrics are met or are exceeded by defined parameters. (The maximum bonus payable for the fiscal year ended March 31, 2010 was, therefore, 2.0 times Mr. Loof's annual base salary.)

        Pursuant to the New Employment Agreement, Mr. Loof is entitled to participate in the Corporation's performance-based long-term incentive plan ("LTIP") under the 2004 Long-Term Equity Incentive Plan, and as long as Mr. Loof is employed as CEO on June 30, 2015 and has been continuously employed with the Corporation from January 27, 2010 to June 30, 2015, Mr. Loof shall be entitled to participate in a special 15-month long-term incentive compensation program ("Special LTIP") covering the period April 1, 2014 through June 30, 2015. The Special LTIP shall replace any other long-term incentive compensation opportunity during the period of the Special LTIP.

 GRANTS OF PLAN-BASED AWARDS TABLE

        The table below summarizes the total of each grant of an award made to a named executive officer in the fiscal year ended March 31, 2010.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
											Closing Price on Grant Date ($/Sh)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Per-Olof Loof	01/29/10	—	—	—	—	—	—	—	250,000	1.46	1.46	177,200
	01/27/10	—	—	—	—	—	—	250,000	—	—	1.44	360,000
	07/29/09	292,500	585,000	1,170,000	—	—	—	—	—	—	—	—
	07/28/09	—	—	—	—	—	—	—	120,000	0.57	0.57	31,212
	04/06/09	—	—	—	—	—	—	50,000	—	—	0.29	14,500
William M. Lowe, Jr.	07/29/09	200,000	400,000	600,000	—	—	—	—	—	—	—	—
	07/28/09	—	—	—	—	—	—	—	60,000	0.57	0.57	15,606
Conrado Hinojosa	07/29/09	93,750	187,500	281,250	—	—	—	—	—	—	—	—
	07/28/09	—	—	—	—	—	—	—	60,000	0.57	0.57	15,606
Marc Kotelon	07/29/09	121,278	242,556	363,834	—	—	—	—	—	—	—	—
	07/28/09	—	—	—	—	—	—	—	60,000	0.57	0.57	15,606
Charles Meeks, Jr.	07/29/09	90,000	180,000	270,000	—	—	—	—	—	—	—	—
	07/28/09	—	—	—	—	—	—	—	60,000	0.57	0.57	15,606

(1)
The 2010/2011 LTIP non-equity incentive plan entitles the participants to receive cash and at the time of the award and at the sole discretion of the Committee they may receive up to 15% of the award as shares of the Corporation's common stock.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

        The table below summarizes the awards under the Corporation's equity incentive plans for each named executive officer outstanding as of March 31, 2010.

	Option Awards							Stock Awards
											Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
										Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
									Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
								Number of Shares or Units of Stock That Have Not Vested (#)
	Number of Securities Underlying Unexercised Options (#)
					Option Exercise Price ($)
						Option Expiration Date	Option Vesting Date
Name	Exercisable	Unexercisable
Per-Olof Loof	—	250,000		—	8.05	(2)		—	—	—	—
	—	120,000		—	0.57	7/28/2019	7/28/2011	—	—	—	—
	—	250,000		—	1.46	1/29/2020	(1)	250,000	350,000	—	—
William M. Lowe, Jr.	—	60,000		—	0.57	7/28/2019	7/28/2011	—	—	—	—
	—	100,000	(3)	—	2.77	7/14/2018	7/14/2010	—	—	—	—
Conrado Hinijosa	—	60,000		—	0.57	7/28/2019	7/28/2011	—	—	—	—
	50,000	—		—	6.82	6/21/2015	6/21/2007	—	—	—	—
	10,000	—		—	7.76	10/29/2014	10/29/2006	—	—	—	—
	15,000	—		—	12.77	10/24/2013	10/24/2005	—	—	—	—
	5,000	—		—	9.03	11/15/2012	11/15/2004	—	—	—	—
	5,000	—		—	16.53	11/21/2011	11/21/2003	—	—	—	—
	5,000	—		—	17.50	11/30/2010	11/30/2002	—	—	—	—
Marc Kotelon	—	60,000		—	0.57	7/28/2019	7/28/2011	—	—	—	—
	50,000	—		—	6.82	6/21/2015	6/21/2007	—	—	—	—
	5,000	—		—	7.76	10/29/2014	10/29/2006	—	—	—	—
	7,500	—		—	12.77	10/24/2013	10/24/2005	—	—	—	—
	3,750	—		—	9.03	11/15/2012	11/15/2004	—	—	—	—
	2,500	—		—	16.53	11/21/2011	11/21/2003	—	—	—	—
	3,750	—		—	17.50	11/30/2010	11/30/2002	—	—	—	—
Charles Meeks, Jr.	—	60,000		—	0.57	7/28/2019	7/28/2011	—	—	—	—
	50,000	—		—	6.82	6/21/2015	6/21/2007	—	—	—	—
	10,000	—		—	7.76	10/29/2014	10/29/2006	—	—	—	—
	7,500	—		—	12.77	10/24/2013	10/24/2005	—	—	—	—
	5,000	—		—	9.03	11/15/2012	11/15/2004	—	—	—	—
	5,000	—		—	16.53	11/21/2011	11/21/2003	—	—	—	—
	5,000	—		—	17.50	11/30/2010	11/30/2002	—	—	—	—

(1)
The vesting schedule for the 250,000 options and the 250,000 restricted stock awards granted to Mr. Loof is 50% on June 30, 2014 and 50% on June 30, 2015, for each award.

(2)
Mr. Loof received a grant of 500,000 options as provided in his March 2005 offer of employment letter. These options expire at the earlier of (i) April 4, 2015, or (ii) the third year following Mr. Loof's retirement. Effective March 4, 2010, 250,000 of these awards were voluntarily relinquished and no concurrent grant, replacement award or other valuable consideration was provided.

(3)
Mr. Lowe was appointed Executive Vice President and CFO on July 14, 2008. Mr. Lowe received a grant of 100,000 options as provided in his offer of employment letter.

 OPTION EXERCISES AND STOCK VESTED TABLE

        The table below provides information regarding each exercise of stock options and each vesting of stock, including restricted stock units and shares of restricted stock, during the fiscal year ended March 31, 2010 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise $	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Per-Olof Loof	—	—	50,000	(1)	14,500	(2)
William M. Lowe, Jr.	—	—	—		—
Conrado Hinojosa	—	—	—		—
Marc Kotelon	—	—	—		—
Charles Meeks, Jr.	—	—	—		—

(1)
Amount reflects grant of 50,000 shares of restricted Common Stock of the Corporation that were granted to Mr. Loof on April 6, 2009 pursuant to his Prior Employment Agreement.

(2)
Based on the closing price of the Corporation's Common Stock on the OTC Bulletin Board on April 6, 2009, the date on which the restricted shares were granted.

PENSION BENEFITS TABLE

        The table below sets forth information regarding pension benefits for a certain named executive officer for the fiscal year ended March 31, 2010.

	PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)(4)
Marc Kotelon	Swiss Life Collective "BVG" Foundation	6.5	295,907	78,291

(1)
Reflects the number of years of service credited to the named executive officer under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Corporation's audited financial statements for the last completed fiscal year.

(2)
Reflects the actuarial present value of the named executive officer's accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Corporation's audited financial statements for the last completed fiscal year. To determine the accumulated benefit, at the measurement date, the Company used the following assumptions: a discount rate of 2.8%, a rate of compensation increase of 2.0% and a expected long-term rate of return on plan assets of 3.75%.

(3)
For purposes of presenting in U.S. dollars, we have used the ECB reference rate for Swiss Francs on March 31, 2010, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each business day. The ECB reference rate used above is CHF 1.00 to USD 0.9442.

(4)
Reflects the dollar amount of any payments and benefits paid to the named executive officer during the Corporation's last completed fiscal year. For purposes of presenting in U.S. dollars, we have used the ECB reference rate for Swiss Francs on August 31, 2009, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each business day. The ECB reference rate used above is CHF 1.00 to USD 0.9712.

NONQUALIFIED DEFERRED COMPENSATION TABLE

        The table below provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions In Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings / (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Per-Olof Loof	16,672	17,550	97,311	—	322,033
William M. Lowe, Jr.	—	—	—	—	—
Conrado Hinojosa	—	—	13,149	—	37,664
Marc Kotelon	—	—	—	—	—
Charles Meeks, Jr.	—	—	—	—	—

(1)
Amount represents the annual match for calendar year 2008 which was credited to each individual's deferred compensation account in June 2009. These amounts are reported in the Summary Compensation Table.

(2)
These amounts include deferred executive contributions of Messrs. Loof and Hinojosa previously reported in the Corporation's proxy statements for prior fiscal years in the amounts of $170,505 for Mr. Loof and $9,079 for Mr. Hinojosa.

 DIRECTOR COMPENSATION TABLE

        The table below provides information concerning the compensation of the Corporation's directors for the fiscal year ended March 31, 2010. The table below does not include information with respect to the Corporation's Chief Executive Officer, Mr. Loof, as he is also a named executive officer of the Corporation. Mr. Loof is not compensated for his service as a director of the Corporation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wilfried Backes	70,625	3,750	(2)	—	—	—	—	74,375
Gurminder S. Bedi	73,850	3,750	(3)	—	—	—	—	77,600
Joseph V. Borruso	67,850	3,750	(4)	—	—	—	—	71,600
Frank G. Brandenberg	103,125	3,750	(5)	—	—	—	—	106,875
E. Erwin Maddrey, II	79,600	3,750	(6)	—	—	—	—	83,350
Robert G. Paul	82,100	3,750	(7)	—	—	—	—	85,850
Joseph D. Swann	72,725	3,750	(8)	—	—	—	—	76,475

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the following stock option grants: 2,500 restricted shares of Common Stock with a grant date fair value of $3,750 granted on February 17, 2010 to each of Dr. Backes and Messrs. Bedi, Borruso, Brandenberg, Maddrey, Paul and Swann.

(2)
The aggregate number of stock awards held by Dr. Backes as of March 31, 2010 was 5,000 shares of the Corporation's restricted stock. Dr. Backes was named a Director of the Corporation in March 2008.

(3)
The aggregate number of stock awards held by Mr. Bedi as of March 31, 2010 was 10,000 shares of the Corporation's restricted stock. Mr. Bedi was named a Director of the Corporation in May 2006.

(4)
The aggregate number of stock awards held by Mr. Borruso as of March 31, 2010 was 5,000 shares of the Corporation's restricted stock. Mr. Borruso was named a Director of the Corporation in March 2008.

(5)
The aggregate number of stock awards held by Mr. Brandenberg as of March 31, 2010 was 14,575 shares of the Corporation's restricted stock. Mr. Brandenberg was named Chairman and a Director of the Corporation in October 2003.

(6)
The aggregate number of stock awards held by Mr. Maddrey as of March 31, 2010 was 12,287 shares of the Corporation's restricted stock. Mr. Maddrey was named a Director of the Corporation in 1992.

(7)
The aggregate number of stock awards held by Mr. Paul as of March 31, 2010 was 10,000 shares of the Corporation's restricted stock. Mr. Paul was named a Director of the Corporation in July 2006.

(8)
The aggregate number of stock awards held by Mr. Swann as of March 31, 2010 was 12,287 shares of the Corporation's restricted stock. Mr. Swann was named a Director of the Corporation in October 2003.

        The Corporation uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Corporation considers the significant amount of time that directors expend in fulfilling their duties to the Corporation as well as the skill-level required by the Corporation of members of the Board of Directors. In setting director compensation, the Committee examined compensation of directors at manufacturing companies with revenues comparable to the Corporation. None of the non-employee directors participate in a defined benefit plan or non-qualified deferred compensation plan sponsored or contributed to by the Corporation.

Compensation of Non-Employee Directors

        In July 2008, the Board unanimously approved the reduction of director and committee retainer fees by 10% and the reduction of Board meeting attendance fees by 25%. Board members continued to be compensated at such reduced fees through the first six months of fiscal year 2010. For the fiscal year ended March 31, 2010, from April 1, 2009 through September 30, 2009, the Corporation compensated each member of its Board who is not an employee of the Company or its subsidiaries as follows. Each director (other than the Chairman and any employee director) was paid a director's fee at the annual rate of $31,500. The Chairman was paid a director's fee at the annual rate of $54,000. No director who is a full-time employee of the Company was paid an annual director's fee. The Chairman of the Audit Committee of the Board received a retainer at the annual rate of $6,750, and each member of the Audit Committee received a retainer at the annual rate of $4,500. The Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each received a retainer at the annual rate of $4,500, and each member of each of these Committees received a retainer at the annual rate of $2,700. All directors were reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Each director (other than any employee director) received as additional compensation a fee of $1,125 per meeting for attendance at each meeting of the Board and for attendance at each meeting of a committee of the Board.

        Due to the substantially improved operational performance of the Corporation, Board fees were restored to their pre-July 2008 levels for the latter half of fiscal year 2010. Effective October 1, 2009, each director (other than the Chairman and any employee director) was paid a director's fee at the annual rate of $35,000. The Chairman was paid a director's fee at the annual rate of $60,000. No director who is a full-time employee of the Company was paid an annual director's fee. The Chairman of the Audit Committee of the Board received an annual retainer of $7,500, and each member of the Audit Committee received an annual retainer of $5,000. The Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each received an annual retainer of $5,000, and each member of each of these Committees received an annual retainer of $3,000. All directors were reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Each director (other than any employee director) received as additional compensation a fee of $1,500 per meeting for attendance at each meeting of the Board and for attendance at each meeting of a committee of the Board.

        In addition, on February 17, 2010, all directors (other than any employee director) received an annual grant of 2,500 shares of restricted stock of the Company.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

        The tables below describe the compensation and benefits payable to each of our named executive officers in the following circumstances:

  •
  termination without cause or for good reason in the absence of a change of control;

  •
  termination without cause or for good reason in connection with a change of control;

  •
  voluntary resignation;

  •
  death; or

  •
  disability

        The amounts shown assume that termination of employment or a change in control occurred as of March 31, 2010, and estimate certain amounts which would be paid to our named executive officers upon the specified event. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts estimated to be paid or distributed may be different. A factor that could affect these amounts is the financial performance of the Corporation through the date of any such event.

        The table quantifies and the accompanying footnotes describe the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Corporation's 401(k) retirement savings plan, accrued vacation pay, and vested equity.

	Before Change in Control	After Change in Control(1)
Name	Termination w/o Cause or for Good Reason(1) ($)	Termination w/o Cause or for Good Reason(2)(3) ($)	Voluntary Termination ($)	Death(4) ($)	Disability ($)
Per-Olof Loof	1,170,000	4,095,000	—	195,000	—
William M. Lowe, Jr.	400,000	2,320,000	—	66,667	—
Conrado Hinojosa	250,000	1,125,000	—	41,667	—
Marc Kotelon(5)	319,129	1,196,735	—	—	—
Charles Meeks Jr.	240,000	1,080,000	—	40,000	—

(1)
This benefit is payable pursuant to Corporation policy, except for Mr. Loof whose payment is paid pursuant to the terms of his Prior Employment Agreement. The Prior Employment Agreement provided that the agreement would terminate (i) immediately upon Mr. Loof's resignation, death or disability or (ii) upon notice of termination by the Corporation at any time, with or without "cause" (as defined in the Prior Employment Agreement). Upon any termination by the Corporation of Mr. Loof's employment without "cause" or upon Mr. Loof's resignation with "good reason" (as defined in the Prior Employment Agreement) during the term of the Prior Employment Agreement, Mr. Loof would be entitled to receive severance payments upon specified conditions in the Prior Employment Agreement. Such severance payments would be equal to his base salary and target bonus for the period from the date of termination to the later of (x) March 31, 2011 or (y) two years from the date of termination.

Under the terms of the Prior Employment Agreement, in the event of Mr. Loof's disability, Mr. Loof was entitled to receive only his unpaid base salary through the end of the month following the date of such event and any annual bonus for a completed fiscal year that has not yet been paid.

  Additionally, in the event of Mr. Loof's death, Mr. Loof or his heirs, as applicable, would be entitled to receive only his base salary through the end of the month following the date of such an event, plus two additional months' base salary (as provided by the historical practice of the Corporation) and any annual bonus for a completed fiscal year that has not yet been paid.

  Under the terms of the Prior Employment Agreement, if Mr. Loof was terminated by the Corporation for "cause" or was terminated upon Mr. Loof's resignation (other than for "good reason"), Mr. Loof would be entitled to receive only his unpaid base salary through the date of termination and would not be entitled to receive any other salary, compensation or benefits from the Corporation or its subsidiaries, except as otherwise specifically provided for under the Corporation's employee benefit plans or as otherwise expressly required by applicable law.

(2)
Includes the target payout under the 2010/2011 LTIP pursuant to the accelerated vesting within the Change in Control Severance Agreements.

(3)
These amounts include the benefit payable pursuant to the Change in Control Severance Agreements, and does not include any 280G "gross-up."

(4)
This benefit is payable pursuant to historical practice of the Corporation.

(5)
For purposes of presenting in U.S. dollars, we have used the ECB reference rate for Swiss Francs on March 31, 2010, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each business day. The ECB reference rate used above is CHF 1.00 to USD 0.94417.

        Separation Pay Policy for Executives.    Generally, unless a named executive officer and the Corporation have entered into an agreement that provides differently, when a person's employment with the Corporation terminates, any vested but unexercised stock options issued under the 1992 Option Plan must be exercised within 90 days of termination or they are forfeited. A named executive officer who is eligible for retirement and has vested but unexercised options issued under each of the 1995 Option Plan or 2004 Long-Term Equity Incentive Plan must exercise vested options within the three year period following the date of termination or they are forfeited. That person is entitled to a payment equal to their monthly base salary for a period not to exceed 12 months and health benefits for a period not to exceed six months if their separation from the Corporation is involuntary. Compensation and benefits cease at the earliest of employment in any capacity except as prohibited under the Non-Competition Agreement, violation of the Non-Competition Agreement or at the end of the prescribed period.

        If any participant in the EBP terminates employment with the Corporation by reason of death, total or permanent disability or voluntary retirement, that participant's bonus award will be based on (i) the actual base salary paid through the date of termination or transfer, as reduced by (ii) the incentive levels to determine the target award opportunity and multiplied by (iii) the applicable corporate financial objective. If a participant is terminated for any other reason, including voluntary and involuntary termination prior to the approval of an award under the EBP, such person shall not be entitled to an award with respect to such fiscal year. However, the CEO may recommend and the Committee may approve that such participant receive an award under the EBP with respect to such fiscal year.

 ALL OTHER COMPENSATION TABLE

Name	Fiscal Year	Perquisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Insurance Premiums ($)	Corporate Contributions to Retirement and 401(k) Plans ($)	Total ($)
Per-Olof Loof	2010	41,979	—	—	26,325	68,304
	2009	43,950	37	—	21,229	65,216
	2008	45,374	37	—	90,451	135,862
William M. Lowe, Jr.	2010	19,265	—	23,370	6,000	48,635
	2009	24,081	—	—	8,800	32,881
Conrado Hinojosa	2010	13,048	—	1,994	5,375	20,147
	2009	12,276	—	1,632	7,042	20,950
	2008	6,564	705	1,507	19,219	27,995
Marc Kotelon	2010	28,830	—	—	—	28,830
	2009	27,760	—	—	—	27,760
Charles Meeks, Jr.	2010	13,710	—	2,910	8,500	25,120

 PERQUISITES TABLE

Name	Fiscal Year	Car Allowance/ Company Car ($)	Financial Planning/ Legal Fees ($)	Club Dues ($)	Other Perquisites ($)	Total Perquisites and Other Personal Benefits ($)
Per-Olof Loof	2010	30,780	—	8,269	2,930	41,979
	2009	31,590	2,500	7,457	2,403	43,950
	2008	32,400	2,500	8,503	1,971	45,374
William M. Lowe, Jr.	2010	11,400	—	7,865	—	19,265
	2009	8,309	—	15,454	318	24,081
Conrado Hinojosa	2010	12,565	—	325	158	13,048
	2009	11,700	—	300	276	12,276
	2008	6,177	—	275	112	6,564
Marc Kotelon	2010	28,830	—	—	—	28,830
	2009	27,760	—	—	—	27,760
Charles Meeks, Jr.	2010	13,710	—	—	—	13,710

(1)
Amount includes a one-time transfer fee of $9,150 for the transfer of the previous CFO's club membership to Mr. Lowe.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States). The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the PCAOB's Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm their independence from the Corporation. The Audit Committee also has considered whether the provision of non-audit services to the Corporation is compatible with the independent registered public accounting firm's independence.

        For the fiscal year ended March 31, 2010 audit, the Audit Committee discussed with the Corporation's independent registered public account firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Corporation's internal control over financial reporting and the overall quality of the Corporation's financial reporting.

        Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements for the fiscal year ended March 31, 2010 be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2010 for filing with the SEC.

AUDIT COMMITTEE E. Erwin Maddrey, II, Chairman Wilfried Backes Joseph V. Borruso Robert G. Paul

Audit and Non-Audit Fees

        The following table sets forth fees billed for professional audit services and other services rendered to the Corporation by Ernst & Young LLP for the fiscal year ended March 31, 2010 (amounts in thousands).

Fiscal Year 2010
Audit Fees(1)	$2,018
Audit-related fees(2)	182
Tax fees(3)	9
All other fees	—

Total	$2,209

(1)
The aggregate fees for professional services rendered for the audit of the Corporation's annual financial statements for the fiscal year ended March 31, 2010 and the reviews of the financial statements included in the Corporation's Forms 10-Q for the fiscal year then ended.

(2)
Audit-related fees consist of services related primarily to the Corporation's private placement of $230.0 million 10.5% Senior Notes due 2018 as well as general assistance related to the compliance with a government grant.

(3)
The aggregate fees for professional services rendered for tax compliance.

        The following table sets forth fees billed for professional audit services and other services rendered to the Corporation by KPMG LLP for the fiscal year ended March 31, 2009 (amounts in thousands).

Fiscal Year 2009
Audit Fees(1)	$2,539
Audit-related fees(2)	28
Tax fees(3)	67
All other fees	—

Total	$2,634

(1)
The aggregate fees for professional services rendered for the audit of the Corporation's annual financial statements for the fiscal year ended March 31, 2009 and the reviews of the financial statements included in the Corporation's Forms 10-Q for the fiscal year then ended.

(2)
Audit-related fees consist of services related primarily to an audit of the Corporation's U.S. employee savings plan.

(3)
The aggregate fees for professional services rendered for tax compliance, tax advice and tax planning.

        All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP or KPMG LLP were compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's Audit Policies provide for pre-approval of all audit, audit-related and tax services and, in addition, individual engagements must be separately approved. These policies authorize the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

 OTHER BUSINESS

        At the date of this proxy statement, the Corporation has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in accordance with the recommendation of the Corporation's management.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

        From time to time, stockholders present proposals which may be proper subjects for consideration at the Annual Meeting. To be considered for inclusion in the proxy statement, proposals must be submitted on a timely basis. Proposals for the 2011 Annual Meeting, which is expected to be held on July 27, 2011, must be received by the Corporation no later than February 28, 2011 and must otherwise comply with the SEC's rules, to be considered for inclusion in our proxy materials relating to the 2011 Annual Meeting.

        In addition, the Corporation's Amended and Restated By-Laws establish advance notice procedures as to (1) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board of Directors and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any stockholder who wishes to submit a proposal to be acted upon at next year's annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures.

        Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Secretary of the Corporation at the address below. The Secretary must receive this notice no later than April 29, 2011.

        Notice of a proposal must include:

  (i)
  as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

  (ii)
  (A) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

        Notice of a nomination must include:

  (i)
  as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person's written consent to serving as a director if elected; and

  (ii)
  (A) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

        You may contact our Secretary at our principal executive offices for a copy of the relevant provisions of the Corporation's Amended and Restated By-Laws regarding the requirements for making stockholder proposals and nominating director candidates.

 ADDITIONAL INFORMATION

        This solicitation is being made by the Corporation. All expenses of the Corporation in connection with this solicitation will be borne by the Corporation. In addition to the solicitation by mail, proxies may be solicited by directors, officers and other employees of the Corporation by telephone, in person or otherwise, without additional compensation. The Corporation will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Corporation's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

        The Corporation will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended March 31, 2010, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Secretary of the Corporation at the address below. In addition, copies of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as the Corporation's Corporate Governance Guidelines and Code of Business Integrity and Ethics, are available for viewing at the Corporation's website at http://www.kemet.com under "Investor Relations" where you can click on the link to "Corporate Governance" for a link to these documents or upon written request directed to the Secretary of the Corporation. Please complete the enclosed proxy and mail it in the enclosed postage-paid envelope as soon as possible.

By order of the Board of Directors,

R. James Assaf Secretary

KEMET CORPORATION
P.O. Box 5928
Greenville, South Carolina 29606
June 28, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0179TC 2 1 B M + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below D Please sign exactly as your name(s) appear(s) hereon. If the securities are jointly owned, both owners should sign. Full title of one signing in representative capacity should be clearly designated after signature. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + C Non-Voting Items A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed (term expires in 2013). Change of Address — Please print new address below. Comments — Please print your comments below. 01 - Robert G. Paul 02 - Joseph D. Swann 1. Nominees: For Against Abstain For Against Abstain For Against Abstain 2. The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2011. B Proposal — The Board of Directors recommends a vote FOR Proposal 2. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 5 9 2 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . P.O. Box 5928 Greenville, South Carolina 29606 2010 Annual Meeting of Stockholders Solicited on Behalf of the Board of Directors The undersigned hereby appoints PER-OLOF LOOF and R. JAMES ASSAF, and each of them, proxies, with full power of substitution, and revocation, acting by a majority of those present and voting or, if only one is present and voting then that one, to vote the common stock of KEMET Corporation which the undersigned is entitled to vote, at the 2010 Annual Meeting of Stockholders scheduled to be held July 28, 2010, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if present, with respect, to the matters on the reverse side. Your shares will be voted as directed herein. If the proxy is signed and no direction is given for any item, it will be voted FOR the nominees listed and FOR Proposal 2. PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Proxy — KEMET Corporation

QuickLinks

PROPOSAL TO ELECT TWO DIRECTORS
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
OPTION EXERCISES AND STOCK VESTED TABLE
PENSION BENEFITS TABLE
NONQUALIFIED DEFERRED COMPENSATION TABLE
DIRECTOR COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
ALL OTHER COMPENSATION TABLE
PERQUISITES TABLE
REPORT OF THE AUDIT COMMITTEE
OTHER BUSINESS
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
ADDITIONAL INFORMATION